As filed with the Securities and Exchange Commission on October 17, 2005
                         Registration Number __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 OPTIGENEX INC.
                 (Name of Small Business Issuer in its Charter)

            Delaware                               2833                               20-1678933
(State or other jurisdiction of        (Primary Standard Industrial      (I.R.S. Employer) Identification No.
 incorporation or organization)        Classification Code Number)
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                         750 Lexington Avenue, 6th Floor
                            New York, New York 10022
                                 (212) 905-0189
          (Address and telephone number of principal executive offices)

                                 Anthony Bonelli
                      President and Chief Executive Officer
                                 Optigenex, Inc.
                         750 Lexington Avenue, 6th Floor
                            New York, New York 10022
                                 (212) 905-0189
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Louis A. Brilleman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


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                                           CALCULATION OF REGISTRATION FEE

---------------------------- -------------------------- ----------------------- -------------------------- -------------------------
                                                            Proposed Maximum
Title of Each Class of                                     Offering Price Per        Proposed Maximum        Amount of Registration
Securities to be Registered  Amount To Be Registered            Share (1)        Aggregate Offering Price            Fee
---------------------------- -------------------------- ----------------------- -------------------------- -------------------------
---------------------------- -------------------------- ----------------------- -------------------------- -------------------------
Common Stock, par value        5,166,667                $0.68                   $3,513,333                 $413.51
$0.001(2)
---------------------------- -------------------------- ----------------------- -------------------------- -------------------------
Common Stock, par value        1,250,000                $0.68                     $850,000                 $100.05
$0.001(3)
---------------------------- -------------------------- ----------------------- -------------------------- -------------------------
Total                          6,416,667                                        $4,363,333                 $513.56
---------------------------- -------------------------- ----------------------- -------------------------- -------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of October 12, 2005 was $0.68 per share.
(2) Represents shares issuable upon conversion of secured convertible notes.
(3) Represents shares issuable upon exercise of warrants.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                  Subject to Completion, Dated October 17, 2005

                                 OPTIGENEX INC.

                        6,416,667 Shares of Common Stock

         This prospectus relates to the resale by the selling stockholders of up to 6,416,667 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

         The total number of shares sold herewith includes the following shares to be issued to the selling stockholders: (i) up to 5,166,667 shares issuable upon conversion of convertible notes, and (ii) 1,250,000 shares issuable upon the exercise of warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase 1,250,000 shares of common stock. All costs associated with this registration will be borne by us.

         Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "OPGX.OB."

         On October 13, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $0.56 per share.

         The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is ________, 2005

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.......................................................    1
Risk Factors.............................................................    3
Forward Looking Statements...............................................    9
Use of Proceeds..........................................................    9
Management's Discussion and Analysis or Plan of Operation................   10
Business.................................................................   14
Legal Proceedings .......................................................   17
Description of Property..................................................   17
Directors and Executive Officers.........................................   18
Executive Compensation...................................................   21
Security Ownership of Certain Beneficial Owners and Management...........   24
Market for Common Equity and Related Stockholder Matters.................   25
Selling Shareholder......................................................   26
Certain Relationships and Related Transactions...........................   27
Description of Securities................................................   28
Plan of Distribution.....................................................   29
Legal Matters............................................................   30
Experts..................................................................   30
Where You Can Find More Information......................................   31
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities...........................................   31
Index to Consolidated Financial Statements...............................  F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Optigenex Inc.
is referred to throughout this prospectus as "Optigenex," "we" or "us."

General

Optigenex develops and markets proprietary products that are designed to counter the negative effects of aging by supporting the body's natural ability to repair and maintain its DNA. Our patented compound AC-11(R) is a bioactive form of the medicinal herb known as Uncaria tomentosa which is indigenous to the Amazon rainforest and other tropical areas of South and Central America. AC-11(R) is manufactured for us by the Centroflora Group of Sao Paulo, Brazil, using a patented process that we own which delivers a standardized, water soluble extract. This manufacturing takes place in a state-of-the-art facility with ISO 9002 certification utilizing specialized manufacturing equipment that we own.

In in-vitro studies and clinical trials, AC-11(R) has been shown to increase the body's natural ability to repair DNA damage at the cellular level. DNA is the body's "blueprint" of life and it carries the molecular code that serves as a genetic map for cellular reproduction and health. DNA continually replicates itself and as the body ages, DNA begins to lose this capacity and the formation of flawed copies increases. The National Institutes of Health (NIH) has chronicled the relationship between DNA damage and the onset of a number of diseases. Among the known causes of DNA damage are pollution and hydrocarbons, ultraviolet rays (including exposure to sunlight), environmental toxins, oxidative stress and lifestyle choices such as smoking, drinking alcohol, and strenuous exercise. In addition, AC-11(R) has also demonstrated positive results as an anti-inflammatory agent, an immune system enhancer, and an anti-tumor agent.

For the fiscal years ended December 31, 2004 and 2003, we had net losses of $5,793,161 and $2,627,342, respectively. At June 30, 2005, we had an accumulated deficit of $11,091,236. Since we have suffered recurring losses from operations, our auditors in their report on our financials for the fiscal year ended December 31, 2004, have expressed substantial doubt about our ability to continue as a going concern.

Recent Developments

On August 31, 2005, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $4,000,000 in secured convertible notes (the "Notes") and five-year warrants (the "Warrants") to purchase 625,000 shares of our common stock at $4.50 per share. We received the first installment of $1,300,000 and issued warrants to purchase an aggregate of 203,124 shares of our common stock on August 31, 2005. Under our agreement with these investors, additional funds in the amount of $1,350,000 will be advanced within two days of the filing date of the registration statement of which this prospectus forms a part. The balance of $1,350,000 will be advanced upon effectiveness of the registration statement. We will issue warrants to purchase 210,938 shares of our common stock as part of each of the second and third installments. The Notes bear interest at 8% per annum, mature three years from the date of issuance, and are convertible into shares of our common stock at any time, at the investors' option, at the lower of $3.20, or 60% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. We have the right to prepay the Notes under certain circumstances at a premium ranging from 25% to 50% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets. We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes and exercise of the Warrants. If the registration statement is not declared effective within 120 days from the date of closing, we are required to pay to the investors liquidated damages in Common Stock or cash, at our election, in an amount equal to 2% of the outstanding principal amount of the Notes per month plus accrued and unpaid interest.

The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. The investors have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Our principal executive office is located at 750 Lexington Avenue, 6th Floor, New York, New York 10022 and our telephone number at that location is (212) 905-0189.

                                  This Offering

Shares offered
by Selling
Stockholders..........  Up to 6,416,667 shares, consisting of 5,166,667 shares issuable upon the conversion of a secured convertible notes and up to 1,250,000 shares issuable upon the exercise of warrants

Common Stock to be
outstanding after the
offering.............   16,792,366*

Use of Proceeds.....    We will not receive any proceeds from the sale of the
                        common stock hereunder. See "Use of Proceeds" for a complete description.

Risk Factors..........  The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

OTC Bulletin Board
Trading Symbol........  OPGX.OB

* Based on the current issued and outstanding number of shares of 10,375,699 as of September 30, 2005, and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 38% of the total issued and outstanding shares of common stock.

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have incurred significant losses to date and expect to continue to incur losses.

During the fiscal years ended December 31, 2004 and 2003 we incurred net losses of approximately $2,627,000 and $5,793,000, respectively, resulting in an accumulated deficit of approximately $11,091,236 as of June 30, 2005. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

Our auditors have issued a going concern opinion which may make it more difficult for us to raise capital

Our auditors have included a going concern opinion on our financial statements because we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.

We may need to raise additional capital.

Although we have entered into securities purchase agreements providing for a $4 million financing, we may require additional financing. We anticipate, based on currently proposed plans and assumptions relating to the implementation of our business plan, that the proceeds of the financing, together with projected revenues from operations, may only be sufficient to satisfy our operations and capital requirements for the next 12 months. There can be no assurance that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. Moreover, if our plans change or our assumptions change or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise), we could be required to seek additional financing sooner than currently anticipated. We will also require additional financing to expand into other markets and further develop our products and services. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

There are numerous risks relating to our research and development efforts.

Actual costs of our research and development activities may exceed budgeted amounts and estimated time frames may require extension. Cost overruns due to unanticipated clinical or regulatory delays or demands, unexpected adverse side effects, insufficient therapeutic efficacy or competitive or technological developments would prevent or substantially deter development efforts and ultimately could have a material adverse effect on us. Our existing products, and any potential additional products that may be developed, may, in certain instances, require significant additional research and development, possible regulatory approval and commitments of resources prior to commercialization. There can be no assurance that any such potential products will be successfully developed or capable of being produced in commercial quantities at acceptable costs, or that any product will prove to be safe and effective in clinical trials or otherwise, or meet applicable regulatory standards.

The key ingredient in our product is grown and harvested only in specific areas of South America and processed at a single facility located in Brazil.

AC-11(R) is created by refining and extracting certain ingredients of the Uncaria tomentosa vine. It is harvested in Peru and Brazil primarily by members of the Ashaninka Indian tribe who are the largest commercial source of these ingredients from Peru today. Factors such as political instability, environmental degradation and regulation may prevent the harvesting of Uncaria tomentosa or may limit its supply to levels which would not allow the continued commercial exploitation of the vine. Additionally, the equipment used to process the Uncaria tomentosa into usable product exists only in Brazil at the Centraflora plant located in Bocacatu Brazil. Instability within the Centraflora company, political instability or regulatory/tax changes in Brazil may make it impossible to continue utilizing this one-of-a-kind processing facility and would bring production of our product to a stand still. We believe it possess all the necessary diagrams and descriptions to recreate the processing facility elsewhere, and believe that Uncaria tomentosa can be cultivated in other parts of the world that enjoy a similar environment, but to date we have not taken steps to establish an alternate source for the raw material used to produce our products. If we are unable to secure supplies for our products, we will be unable to generate revenues and you may lose your entire investment.

Successful implementation of our business plan is partially dependent upon the support of the healthcare community.

We market AC-11(R) as having clinically proven DNA repair and protection properties, and have built our business model in part around the anticipated endorsement of healthcare professionals who actually recommend our products. If this community does not embrace this concept, we may need to partially re-evaluate our business model and consider other ways to market our products. While we can use existing distribution channels in which we operate, such a change would require a significant change of our existing plans. Although we believe there is a significant market for our nutritional supplements, our success will depend significantly on the initial and continued acceptance by the healthcare community of the efficacy of our products. In the U.S., herbal dietary supplements have been available for many years, but many physicians have shown reluctance to recommend them to their patients, and there has been controversy about their efficacy and concerns about their interactions with pharmaceutical products. Accordingly, no assurance can be given that our products will achieve and/or sustain market acceptance by either patients or the medical community. If we fail to achieve market acceptance of our products, our business will be adversely impacted.

Other than limited sales through our website, we do not market our own products, and intend to rely on third parties to sell our products.

We intend to utilize third parties to assist in marketing, selling and/or distributing our products. If we do not effectively market our products through third parties, we will not generate significant revenues or profits.

Unless and until sales increase, we are not likely to receive favorable terms in either the acquisition of raw materials or the manufacture of our products.

Until we achieve sufficient sales volume across all our product lines, it is unlikely that we will obtain favorable payment terms from our vendors, and it is unlikely that we will be able to use factors for the financing of any receivables or inventory. Accordingly, we will be forced to use our cash resources to finance inventory and we will have to make certain assumptions about the level of inventory which we must maintain. If we do not correctly maintain inventory levels, we could be faced with either inadequate levels of product for new sales or, alternatively, levels of inventory which are too large; tying up critical cash and forcing a mark-down of prices for our products.

There can be no assurance that our products will have the effects intended or will be safe when used as directed.

Many of the ingredients in our products are vitamins, minerals, botanicals and anti-oxidants and other substances for which there are not a large number of clinical studies relating to human consumption nor a long history of data supporting the value of their consumption. In addition, although we believe all of our products are safe when taken as directed, there is limited experience with the use of certain of the product ingredients in concentrated form. Accordingly, no assurance can be given that our products, even when used as directed, will have the effects intended or be safe.

Our success will depend on consumer perception of us and our products and services.

We are highly dependent upon consumers' perception of the safety and quality of our products and services as well as similar products and services distributed by other companies. Consumer perception, particularly in the health and nutritional supplement markets, is difficult to protect. As a result, we could be adversely affected in the event any of our products or services or any similar products or services distributed by other companies should prove, or be asserted to be, harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume products as suggested or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

We rely on outside suppliers and other independent contractors.

We rely and intend to continue to rely upon independent contractors to perform a number of tasks on our behalf, including product production and order fulfillment services, advertising and marketing, and manufacturing. We currently utilize the services of one product manufacturer and one processing contractor but we do not have an agreement with this manufacturer. Our inability to maintain those relationships or identify and enter into a relationship with other third-party contractors, our manufacturers' inability to manufacture our products in the quantity and the time frames required by us or to our perfections, or a disruption of our relationship with any such third-party contractors could adversely affect our results of operations. Moreover, we are vulnerable to changes in product and service quality and pricing by these outside resources, as well as their ability to satisfy any recalls or other regulatory difficulties experienced by such suppliers. Our future success will depend in part upon our ability to select, enter into and maintain favorable product and marketing supplier arrangements with quality suppliers.

Our operations are subject to governmental regulations, which may change in a manner that adversely affects our business.

In the United States, the manufacturing, processing, formulation, packaging, labeling, advertising and sale of dietary supplements are regulated primarily by the Federal Food, Drug and Cosmetic Act, as amended, among others, by the Dietary Supplemental Health and Education Act ("DSHEA") and by various federal agencies, including the Food & Drug Agency (the "FDA") and the U.S. Federal Trade Commission (the "FTC") and, to a lesser extent, the Consumer Product Safety Commission and the United States Department of Agriculture.

Our activities may also be subject to regulation by various governmental agencies for the states and localities in which our products are manufactured, distributed or sold, and may be regulated by governmental agencies in certain countries outside the United States in which our products may be distributed and sold. Among other matters, regulation by the FDA and FTC is concerned with product safety and claims that refer to a product's ability to treat or prevent disease or other adverse health conditions.

The DSHEA (i) defines dietary supplements, (ii) permits "structure/function" statements under certain conditions and (iii) permits, under certain conditions, the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by the FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of diseases. There can be no assurance that our dietary supplement products can be identified and differentiated from competing products sufficiently enough on the basis of permissible claims regarding composition to compete successfully.

Compliance with applicable FDA and any state or local statutes is critical. Although we believe that we are in compliance with applicable statutes, there can be no assurance that, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. These regulations could, however, require the reformation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation.

Federal agencies have a variety of available remedies, including initiating investigations, issuing warning letters and cease and desist orders, requiring corrective labels or advertising, requiring consumer redress (for example, requiring that a company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizure and imposing civil penalties or commencing criminal prosecution. In addition, certain state agencies have similar authority, as well as the authority to prohibit or restrict the manufacture or sale of products within their jurisdiction. There can be no assurance that the regulatory environment in which we operate and intend to operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on our business, financial condition or results of operations. In addition, we may incur significant costs in complying with government regulations, defending claims of non-compliance or both. Moreover, there can be no assurance that new legislation or regulation, including changes to existing laws or regulations, will not materially adversely affect our business, financial condition and results of operations.

The manufacture and sale of our products may result in product liability claims and our liability insurance may not be adequate.

Like other retailers, distributors and manufacturers of products that are designed to be ingested or applied to the hair or skin, we face a risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. We maintain $5,000,000 product liability insurance with a $5,000 deductible. Our insurance program includes property, casualty, comprehensive general liability and products liability coverage. Management believes that our insurance coverage is adequate. The testing, marketing and sale of health care products entail an inherent risk of product liability. There can be no assurance that product liability claims, relating to dietary supplement products, will not be asserted against us or our collaborators or licensees. There can be no assurance that we will be able to maintain such product liability insurance pursuant to assignments from its various manufacturers and suppliers, or obtain additional insurance, during clinical trials or upon commercialization of any product, on acceptable terms, or at all, or that such insurance will provide adequate coverage against any potential dietary supplement claims. It is likely that our insurance premiums will substantially increase as we expand our commercial operations and expand clinical studies. There can be no assurance that insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover any claims. In the event that we do not have adequate insurance, product liability claims relating to our products, whether or not they have merit, could have a material adverse effect on our operations and financial condition.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer.

Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, including Anthony Bonelli, our President and Chief Executive Officer, who is critical to the development of our technologies and business. The loss of the services of this individual could have a material adverse effect on our operations. If we were to lose this individual, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

If we are unable to compete effectively with existing or new competitors, our existing business will decline and our anticipated business plan will not be successfully implemented.

We believe the market for nutritional products is continually evolving, and is highly dependent upon changes in the demographic and social trends that have resulted in tremendous growth for the nutrition industry in the past few years. We will encounter aggressive competition from numerous competitors, many of whom have significantly greater financial resources than we do. Competitors with greater resources than ours may be able to enter into similar medical distribution channel relationships. Our competitors vary by the nature of the distribution channel. There are numerous small companies which market herbal, nutritional and other homeopathic therapies, supplements and remedies. We believe that our ability to compete will depend upon our ability to react quickly to expected and perceived customer requirements and desires, and maintain relationships with its existing strategic partners and identify and reach agreements with new partners. However, there can be no assurance that our assessment of the market place is correct, or that its products will be accepted now or in the future.

We may not be able to adequately protect our intellectual property rights and may infringe upon the intellectual property rights of others. We intend to pursue registrations for all of the trademarks associated with our key age management products. We will rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. We intend to register our trademarks in certain foreign jurisdictions. However, the protection available, if any, in such jurisdictions may not be as extensive as the protection available to us in the United States.

We license from Dr. Giampapa the use of certain of his patents, and purchased certain patents from CampaMed LLC and/or certain of its affiliates. To the extent that any of these patents are not protected, or we otherwise do not have or properly protect patents on our products and processes, another company may replicate one or more of our products or processes.

Although we will seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Defending against such claims, even if they are without merit, can be extremely costly and the assertion of such claims can have a material adverse effect on us.

Our business has developed through acquisitions and we intend to continue to grow through acquisitions as well as through internal growth, a strategy that may prove difficult to implement.

Optigenex was formed primarily to complete the Giampapa Acquisition as discussed in the Business section found elsewhere in this prospectus. All of our assets and thus our business have been acquired through the Giampapa Acquisition and the subsequent acquisition of assets from CampaMed LLC. In addition, we anticipate that we will expand our business through other acquisitions. These acquisitions may involve payments of cash or the issuance of additional securities. We may not have sufficient capital resources to pursue this growth strategy. Also, we may not be able to successfully identify or complete suitable acquisitions and any entities or assets acquired by us may not work out as expected and may not contribute significant revenues. Moreover, although certain of its officers have extensive transactional experience, we have no experience in acquiring businesses and assets and we have not yet demonstrated the ability to manage any acquired business or assets successfully. We may also face increased competition for acquisition opportunities, which may inhibit our ability to complete suitable acquisitions on favorable terms.

We are authorized to issue "blank check" preferred stock.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for Optigenex and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

Risks Relating to Our Current Financing Arrangement:

There Are A Large Number Of Shares Underlying Our Callable Secured Convertible Notes, And Warrants That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price Of Our Common Stock.

As of September 30, 2005, we had 10,375,699 shares of common stock issued and outstanding. In connection with the financing arrangement that we entered into in August 2005, we also have outstanding callable secured convertible notes or an obligation to issue callable secured convertible notes that may be converted into an estimated 7,142,857 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 625,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding callable secured convertible notes may increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

There are a large number of shares underlying our convertible notes and warrants that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock.

The convertible notes are convertible into shares of our common stock at the lower of $3.20 per share or 60% of the average of the three lowest intraday trading prices for the Common Stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. The issuance of shares upon conversion of our convertible notes is likely to result in substantial dilution to the interests of other stockholders. As of September 30, 2005, we had 10,375,699 shares of common stock issued and outstanding. We are registering 6,416,667 shares of common stock pursuant to this registration statement, of which up to 5,166,667 shares are reserved for issuance upon conversion of the notes. As of October 10, 2005, the closing price of our common stock was $0.56. There is no upper limit on the number of shares that we may be required to issue upon conversion of the notes.

The variable price feature of our convertible notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon conversion of the notes will increase if the market price of our stock decreases. The following is an example of the amount of shares of our common stock issuable upon conversion of the entire $4,000,000 principal amount in convertible notes, plus accrued interest at 8% per annum over three years, based on market prices assumed to be 25%, 50% and 75% below the closing bid prices on October 10, 2005 of $0.56:

---------------------------- -------------------------- ---------------------------- ----------------------------- -------------

---------------------------- -------------------------- ---------------------------- ----------------------------- -------------
% BELOW MARKET               PRICE PER SHARE            WITH 40% DISCOUNT            NUMBER OF SHARES              PERCENTAGE*
---------------------------- -------------------------- ---------------------------- ----------------------------- -------------
25%                          $ 0.42                     $ 0.25                        16,000,000                   60.7%
---------------------------- -------------------------- ---------------------------- ----------------------------- -------------
50%                          $ 0.28                     $ 0.17                        23,529,411                   69.4%
---------------------------- -------------------------- ---------------------------- ----------------------------- -------------
75%                          $ 0.14                     $ 0.08                        50,000,000                   82.8%
---------------------------- -------------------------- ---------------------------- ----------------------------- -------------

* Based upon 10,375,699 shares of common stock outstanding as of September 30, 2005. The convertible notes contain provisions that limit the stockownership of the holders of those notes to 4.99%. Nevertheless, the percentages set forth in the table reflect the percentage of shares that may be issued to the holders in the aggregate.

As illustrated, the number of shares of common stock issuable in connection with the conversion of the convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The large number of shares issuable upon conversion of the convertible notes may result in a change of control

As there is no limit on the number of shares that may be issued under the convertible notes, these issuances may result in the purchasers of the notes controlling us. It may be able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which our shareholder, may view favorably.

The lower the stock price, the greater the number of shares issuable under the convertible notes

The number of shares issuable upon conversion of the convertible notes is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

The issuance of our stock upon conversion of the convertible notes could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The convertible notes have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares issued upon conversion and placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock. The opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the convertible notes will increase, which will materially dilute existing stockholders' equity and voting rights.

The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock

Our common stock is quoted on the OTC Bulletin Board under the symbol "OPGX.OB" There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

      o technological innovations or new products and services by us or our competitors;
      o     additions or departures of key personnel;
      o     sales of our common stock
      o our ability to integrate operations, technology, products and services;
      o     our ability to execute our business plan;
      o     operating results below expectations;
      o     loss of any strategic relationship;
      o     industry developments;
      o     economic and other external factors; and
      o     period-to-period fluctuations in our financial results.

Because we have a limited operating history with no revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our common stock is deemed to be penny stock with a limited trading market

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and
(iii) to obtain needed capital.

                           FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the warrants owned by the selling stockholders.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Critical Accounting Policies

Our significant accounting policies are described in Note 1 to the Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies are considered to be critical within the SEC definition.

Use Of Estimates

Our financial statements are prepared in accordance with accounting principals generally accepted in the United States of America (GAAP), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimated by management.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the rights and risks of ownership have passed to the customer, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. For arrangements that include customer acceptance provisions, revenue is not recognized until the terms of acceptance are met. Reserves for sales returns and allowances are estimated and provided for at the time of shipment.

Inventory

Our inventories are stated at the lower of cost, determined by the average cost method, or market. Our inventories consists of (i) raw materials that we purchase from a sole supplier in Brazil (ii) our proprietary compound known as AC-11(R)which is manufactured in Brazil and (iii) our line of nutritional supplement products that are produced by a contract manufacturer in the United States. We periodically review our inventories for evidence of spoilage and/or obsolescence.

Intangibles

We account for long-lived assets and certain identified intangible assets such as patents and trademarks in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). Management reviews these long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition exceeds its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. In 2004, we recorded an impairment charge of approximately $1,405,000, which represented the net book value of certain patents that management determined were not going to utilized in the foreseeable future.

RESULTS OF OPERATIONS

Year Ended December 31, 2004 and 2003

Revenues

Our revenues are derived primarily from the sale of our line of nutritional supplements containing AC-11(R) directly to consumers through our website. We also sell AC-11(R)as a bulk ingredient to channel partners who then utilize it in their proprietary products. We began selling our products in the fourth quarter of the fiscal year ended December 31, 2003.

Net sales for the year ended December 31, 2004 were $339,000 compared to net sales of $46,000 for the year ended December 31, 2003. The increase in net sales is due to the fact that we commenced selling our products in the fourth quarter of 2003 and, as such, we are comparing a full year of sales in 2004 to a partial year of sales in 2003.

Cost of Sales

Cost of sales includes direct and indirect costs associated with manufacturing AC-11(R) and our line of nutritional supplement products that contain AC-11(R). Cost of sales was approximately $230,000 and $17,000 for the years ended December 31, 2004 and 2003, respectively. Gross profit as a percentage of sales was 32.2% and 63.7% respectively. This decrease in gross profit as a percentage of sales was due primarily to a write-off of damaged inventory of approximately $80,000 that occurred in December 2004.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses include salaries, employee benefits, professional fees related to scientific research, legal and accounting fees, rent and other office related expenses. Also included in SG&A are various non-cash expenses such as depreciation, amortization of intangible assets including patents and other intellectual property, and stock-based compensation. SG&A expenses increased approximately $1,840,000 from $2,657,000 for the year ended December 31, 2003 to $4,497,000 for the year ended December 31, 2004. The primary reasons for the increase in the overall level of SG&A expenses were: (i) increased salary costs due to the hiring of additional employees and senior management personnel; (ii) increased professional fees related to various research initiatives; (iii) increased legal costs related to the merger with Vibrant Health International; (iv) increased rent expense; (v) increased depreciation; and (vi) increased amortization of intangible assets.

Impairment Of Intangible Assets

We incurred an impairment charge of approximately $1,405,000 in the fiscal year ended December 31, 2004. This charge was due to management's evaluation of the carrying value of certain patents that were acquired in 2003. Management determined that these patents will not be utilized in our business and therefore are not expected to generate revenue in the foreseeable future. The impairment charge reflects the removal of the net book value of these patents from our balance sheet.

Net Loss

Net loss for the year ended December 31, 2004 was approximately $5,793,000 or $0.63 per share, compared to $2,627,000 or $0.29 for the year ended December 31, 2003. The increase in net loss is primarily attributable to the overall increase in SG&A expenses and the expense related to the impairment of intangibles.

Three Months Ended June 30, 2005 Compared to the Three Months Ended June 30,
2004

Sales

Net sales for the three months ended June 30, 2005 were $4,043 compared to net sales of $93,925 for the three months ended June 30, 2004, a decrease of $89,882 or 96%. During the quarter ended June 30, 2005, we accepted the return of a previous sale of bulk AC-11(R) from a customer in the amount of approximately $47,000. The original sale occurred in the first quarter of 2005. This return was not made in accordance with our standard return policy. However, we decided to accept this return and as such, sales for the three months ended June 30, 2005 were reduced by the amount of the return.

Supplement sales for the three months ended June 30, 2005 were $28,451 compared to $71,166 for the three months ended June 30, 2004, a decrease of $42,715 or 60%. This decrease is due primarily to a reduction in the retail prices of our supplement products.

Excluding the effect of the $47,000 return described above, sales of bulk AC-11(R) were $14,273 for the three months ended June 30, 2005, compared to $19,724 for the three months ended June 30, 2004 a decrease of $5,451 or 28%.

Cost of Sales

Cost of sales includes direct and indirect costs associated with manufacturing AC-11(R)and our line of nutritional supplement products that contain AC-11(R). Cost of sales was $15,723 and $23,577 for the three months ended June 30, 2005 and 2004, respectively. For the three months ended June 30, 2005, we had a gross loss of $11,680 compared to a gross profit of $70,348 for the three months ended June 30, 2004. A substantial portion of the decrease in gross profit was due to the impact of the $47,000 sales return discussed above. The remaining decrease in gross profit was due to the reduction in the retail prices of our supplement products.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses include salaries, employee benefits, professional fees related to scientific research, legal and accounting fees, rent and other office related expenses. Also included in SG&A are various non-cash expenses such as depreciation, amortization of intangible assets including patents and other intellectual property, and stock-based compensation. SG&A expenses increased $975,749 from $439,905 for the three months ended June 30, 2004 to $1,415,654 for the three months ended June 30, 2005. The primary reasons for the increase in the overall level of SG&A expenses were: (i) increased salary costs due to the hiring of additional employees and senior management personnel; (ii) increased professional fees related to various research initiatives; (iii) increased marketing and advertising costs; (iv) increased legal expense and; (v) increased amortization expense.

Net Loss

Net loss for the three months ended June 30, 2005 was $1,427,334 or $0.14 per share, compared to a net loss of $369,557 or $0.05 for the three months ended June 30, 2004. The increase in net loss is primarily attributable to the overall increase in SG&A expenses.

Six Months Ended June 30, 2005 Compared to the Six Months Ended June 30, 2004

Sales

Net sales for the six months ended June 30, 2005 were $121,339 compared to $166,466 for the six months ended June 30, 2004, a decrease of $45,127 or 27%.

Supplement sales for the six months ended June 30, 2005 were $71,733 compared to $139,874 for the six months ended June 30, 2004, a decrease of $68,141 or 49%. This decrease is due primarily to a reduction in the retail prices of our supplement products.

Sales of bulk AC-11(R)were $36,839 for the six months ended June 30, 2005, compared to $20,764 for the six months ended June 30, 2004, an increase of $16,075 or 77%.

Cost of Sales

Cost of sales were $69,154 and $56,522 for the six months ended June 30, 2005 and 2004, respectively. Gross profit for the six months ended June 30, 2005 was $52,185 compared to $109,944 for the six months ended June 30, 2004, a decrease of $57,759 or 53%. Gross profit as a percentage of sales was 43.0% and 66.0% for the six months ended June 30, 2005 and 2004, respectively. A substantial portion of the decrease in gross profit was due to the impact of the sales return discussed above. The remaining decrease in gross profit was due to the reduction in the retail prices of our supplement products.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses include salaries, employee benefits, professional fees related to scientific research, legal and accounting fees, rent and other office related expenses. Also included in SG&A are various non-cash expenses such as depreciation, amortization of intangible assets including patents and other intellectual property, and stock-based compensation. SG&A expenses increased $1,575,498 from $996,439 for the six months ended June 30, 2004 to $2,571,937 for the six months ended June 30, 2005. The primary reasons for the increase in the overall level of SG&A expenses were: (i) increased salary costs due to the hiring of additional employees and senior management personnel; (ii) increased professional fees related to various research initiatives; (iii) increased marketing and advertising costs; (iv) increased legal expense and; (v) increased amortization expense.

Net Loss

Net loss for the six months ended June 30, 2005 was $2,519,752 or $0.26 per share, compared to a net loss of $886,495 or $0.12 for the six months ended June 30, 2004. The increase in net loss is primarily attributable to the overall increase in SG&A expenses.

LIQUIDITY AND CAPITAL RESOURCES

Based upon our recurring losses from operations as of December 31, 2004 and through the six months ended June 30, 2005, our current rate of cash consumption, the uncertainty of liquidity related initiatives described in detail below, and the reasonable possibility of on-going negative impacts on our operations from the overall economic environment for a further unknown period of time, there is substantial doubt as to our ability to continue as a going concern.

Our audited and unaudited consolidated financial statements have been prepared on a basis that contemplates our continuation as a going concern and the realization of assets and liquidation of liabilities in the ordinary course of business. Our audited and unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. If we fail to raise capital when needed, the lack of capital will have a material adverse effect on our business, operating results and financial condition.

Since our inception in 2002, we have financed our operations primarily from the proceeds from private sales of our common stock. From January 1, 2005 through June 30, 2005, we raised $1,981,912 through sale of 660,637 shares of our common stock at a price of

$3.00 per share. We paid $145,691 in commissions in connection with these private sales. Subsequent to June 30, 2005 and through August 15, 2005, we raised an additional $578,000 through the sale of 192,667 shares of our common stock at a price of $3.00 per share. We paid $57,800 in commissions in connection with these private sales.

At June 30, 2005, we had cash of approximately $380,000 and net working capital of approximately $2,057,000. Excluding approximately $2,087,000 of inventory, we have a net working capital deficit of approximately $30,000. Over the next twelve months, we expect to incur increased costs related to; (i) marketing and advertising our line of nutritional supplement products; and (ii) scientific research, including professional fees and preclinical and clinical trial expenses related to our biopharmaceutical development initiative.

Our future working capital requirements will depend on numerous factors, including unforeseen costs related to our scientific research initiatives, unexpected increases in raw material costs, increased professional fees as a result of being a public company, increased administrative costs related to our operations and increased capital expenditures to meet future equipment and facility needs. We expect to continue to incur losses for at least the next 12 months.

On August 31, 2005, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $4,000,000 in secured convertible notes and five-year warrants to purchase 625,000 shares of our common stock at $4.50 per share. We received the first installment of $1,300,000 and issued warrants to purchase an aggregate of 203,124 shares of our common stock on August 31, 2005. Under our agreement with these investors, additional funds in the amount of $1,350,000 will be advanced within two days of the filing date of the registration statement of which this prospectus forms a part. The balance of $1,350,000 will be advanced upon effectiveness of the registration statement. We will issue warrants to purchase 210,938 shares of our common stock as part of each of the second and third installment. The secured convertible notes bear interest at 8% per annum, mature three years from the date of issuance, and are convertible into our common stock at any time, at the investors' option, at the lower of $3.20 per share, or 60% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. We have the right to prepay the Notes under certain circumstances at a premium ranging from 25% to 50% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets.

We believe that the proceeds from the issuance of the convertible notes will be sufficient to sustain us through the next 12 months. However, if the investors decide not to convert convertible notes, we will have to repay the entire $4,000,000 plus interest. This will have a negative effect on our ability to expand our operations and may adversely impact our ability to raise additional funds. In addition, we are dependent upon raising additional equity financing to support our operations beyond the next twelve months. There can be no assurance that we will be successful in raising sufficient capital to fund our working capital requirements on terms acceptable to us, or at all. If we are not successful in raising sufficient capital, it could have a material adverse effect on our business, which may require us to significantly curtail or cease our operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). As we are a small business issuer, this standard becomes effective on January 1, 2006.

                                    BUSINESS

Overview

Pursuant to the terms of an Asset Purchase Agreement ("Purchase Agreement") dated July 30, 2004 by and among Optigenex Inc. ("Old Optigenex"), Vibrant Health International ("Vibrant"), Optigenex Acquisition Corp. ("Acquisition Sub"), a wholly owned subsidiary of Vibrant, and Thomas McAdam, who, prior to the consummation of the Purchase Agreement, was a principal shareholder and the sole officer and director of Vibrant, Acquisition Sub acquired substantially all of the assets of Old Optigenex (the "Acquisition") in exchange for (i) Vibrant issuing Old Optigenex 8,621,255 shares (the number of outstanding shares of Old Optigenex as of July 30, 2004) of Vibrant's common stock ("Vibrant Shares"), which represented approximately 94% of Vibrant's common stock outstanding immediately after the Acquisition, and (ii) the assumption by Acquisition Sub of all of the debts, obligations, duties and liabilities of Old Optigenex and its business ("Optigenex Liabilities"). In addition, Vibrant issued Old Optigenex 681,895 options ("Substitute Options") and 111,668 warrants ("Substitute Warrants") to purchase Vibrant common stock. The number of Substitute Options and Substitute Warrants were equal to the number of Old Optigenex options and warrants that were issued and outstanding at the time of the Acquisition. The Substitute Options and Substitute Warrants had the same exercise price and the same terms as the Old Optigenex options and warrants.

After the Acquisition, Old Optigenex liquidated, thereby distributing the Vibrant Shares, the Substitute Options and Substitute Warrants to the shareholders, option holders and warrant holders of Old Optigenex. In addition, Vibrant, a Nevada corporation, merged (the "Merger") with and into its wholly owned subsidiary Optigenex Merger Inc., a Delaware corporation formed in July 2004, with Optigenex Merger Inc. being the surviving corporation. Pursuant to the Merger, the surviving corporation changed its name to Optigenex Inc. ("Optigenex", "Company", "we", "our", "us"). This Acquisition has been accounted for as a recapitalization of Old Optigenex.

Description Of The Company's Business

Optigenex develops and markets proprietary products that are designed to counter the negative effects of aging by supporting the body's natural ability to repair and maintain its DNA. Our patented compound AC-11(R) is a bioactive form of the medicinal herb known as Uncaria tomentosa which is indigenous to the Amazon rainforest and other tropical areas of South and Central America. AC-11(R) is manufactured for us by the Centroflora Group of Sao Paulo, Brazil, using a patented process that we own which delivers a standardized, water soluble extract. This manufacturing takes place in a state-of-the-art facility with ISO 9002 certification utilizing specialized manufacturing equipment that we own.

In in-vitro studies and clinical trials, AC-11(R) has been shown to increase the body's natural ability to repair DNA damage at the cellular level. DNA is the body's "blueprint" of life and it carries the molecular code that serves as a genetic map for cellular reproduction and health. DNA continually replicates itself and as the body ages, DNA begins to lose this capacity and the formation of flawed copies increases. The National Institutes of Health (NIH) has chronicled the relationship between DNA damage and the onset of a number of diseases. Among the known causes of DNA damage are pollution and hydrocarbons, ultraviolet rays (including exposure to sunlight), environmental toxins, oxidative stress and lifestyle choices such as smoking, drinking alcohol, and strenuous exercise. In addition, AC-11(R) has also demonstrated positive results as an anti-inflammatory agent, an immune system enhancer, and an anti-tumor agent.

Retail Sales

Our product line consists of ActivarTM AC-11(R), an oral nutritional supplement that we sell direct to the consumer through our Internet website. We also sell ActivarTM AC-11(R) through iVillage, one of the nation's leading health information Internet websites. Our product is promoted via iVillages' health and beauty, fitness, skin care and anti-aging channels. We have agreed to a revenue sharing arrangement with iVillage for product sold through their website.

We are currently developing a line of proprietary, topical skin care, eye care and sun care products that include AC-11(R) as an ingredient. We intend to market these products through our website and TV infomercials. We intend to purchase commercial time on demographically targeted programming on both national broadcast and cable TV outlets.

We plan to seek other channels of distribution through wholesalers, health food stores, drug stores, supermarkets and retail mass merchandisers.

We intend to create revenues from licensing and selling AC-11(R) as a bulk ingredient to strategic partners in the nutraceutical, cosmeceutical, personal care, skin care, hair care, and fitness beverage industries. We intend to pursue licensing agreements in both targeted domestic and international markets.

Joint Ventures

In November 2004, we entered into a joint venture with the principals of a Pierre Michel Salon, a leading New York City based hair salon to develop and market a line of professional hair care products that contain AC-11(R) as an ingredient. In August 2005, this joint venture known as PMO Products Inc., commenced sales of six products, a daily shampoo, daily conditioner, leave-in conditioner, hair volumizer, scalp treatment and conditioning masque. We own 50% of PMO Products, Inc.

In July 2005, Prometheon Labs, LLC was formed for the purpose of developing and marketing a line of oral nutritional supplements containing AC-11(R). In September 2005, Prometheon began selling Avatar 8 through retail outlets. We own 50% of Prometheon Labs.

Biopharmaceutical Development

We intend to pursue, on a limited basis, a biopharmaceutical development initiative based on the mechanisms of action exhibited by AC-11(R). Specifically the DNA repair, anti-inflammatory, immune system enhancement, and anti-tumor mechanisms may correlate for beneficial findings in Crohn's Disease and select cancers such as Squamous cell carcinoma and T-Cell leukemias.

We will continue our efforts in these areas with the objective of compiling a portfolio of clinical evidence. We intend to support and fund research at academic and other institutions in targeted areas. The cost of late stage clinical trials and product commercialization will be a function of strategic partnering and licensing arrangements with biotech or pharmaceutical companies. We currently do not intend to embark on full Phase I or Phase II trials and do not intend to file Investigational New Drug Applications with the FDA.

Government Regulation

In the United States, the manufacturing, processing, formulation, packaging, labeling, advertising and sale of dietary supplements are regulated primarily by the Federal Food, Drug and Cosmetic Act, as amended, among others, by the Dietary Supplemental Health and Education Act ("DSHEA Act") and by various federal agencies, including the Food & Drug Agency (the "FDA") and the U.S. Federal Trade Commission (the "FTC") and, to a lesser extent, the Consumer Product Safety Commission and the United States Department of Agriculture. Our activities may also be subject to regulation by various governmental agencies for the states and localities in which our products are manufactured, distributed or sold, and may be regulated by governmental agencies in certain countries outside the United States in which our products may be distributed and sold. Among other matters, regulation by the FDA and FTC is concerned with product safety and claims that refer to a product's ability to treat or prevent disease or other adverse health conditions.

The DSHEA Act (i) defines dietary supplements, (ii) permits "structure/function" statements under certain conditions and (iii) permits, under certain conditions, the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by the FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of diseases. There can be no assurance that our supplement products can be identified and differentiated from competing products sufficiently enough on the basis of permissible claims regarding composition to compete successfully.

Compliance with applicable FDA and any state or local statutes is critical. Although we believe that we are in compliance with applicable statutes, there can be no assurance that, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations that we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation.

Federal agencies have a variety of available remedies, including initiating investigations, issuing warning letters and cease and desist orders, requiring corrective labels or advertising, requiring consumer redress (for example, requiring that a company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizure and imposing civil penalties or commencing criminal prosecution. In addition, certain state agencies have similar authority, as well as the authority to prohibit or restrict the manufacture or sale of products within their jurisdiction. There can be no assurance that the regulatory environment in which we operate and intend to operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on our business, financial condition or results of operations. In addition, we may incur significant costs in complying with government regulations, defending claims of non-compliance or both. Moreover, there can be no assurance that new legislation or regulation, including changes to existing laws or regulations, will not materially adversely affect our business, financial condition and results of operations.

Intellectual Property

Patents

Our core intellectual property lies in three U.S. patents issued for the extraction process of Uncaria tomentosa: US6039949: method of preparation and composition of a water soluble extract of the plant species Uncaria; US6238675: method of preparation and composition of a water soluble extract of the plant species Uncaria for enhancing immune, anti-inflammatory and anti-tumor processes of warm blooded animals; and US6361805: method of preparation and composition of a water soluble extract of the plant species Uncaria for enhancing immune, anti-inflammatory, anti-tumor and DNA repair processes of warm blooded animals. There are corresponding international patent filings for these patents. These patents expire between 2016 and 2017.

We also have an exclusive license for eight (8) other issued US patents. These patents expire between 2010 and 2017. We have also applied for, and will continue to apply for, what we believe to be appropriate foreign patents.

Trademarks

We own five (5) registered trademarks and have five (5) trademark applications pending.

Trade Secrets and Proprietary Technology

We own proprietary equipment located at the facilities of Centraflora in Bocacatu Brazil. We believe that this is the only equipment worldwide capable of producing the proprietary extract of Uncaria tomentosa utilized in our products.

Royalty Agreements

Pursuant to a November 2003 agreement we entered into in connection with the acquisition of assets from CampaMed LLC, we are obligated to pay royalties relating to the exploitation of certain assets, including any compound, substance or ingredient derived or isolated from the Uncaria tomentosa vine. The total amount of royalties remaining due under the agreement is approximately $320,000, and is to be paid based on sales, as defined in the agreement, of either our own or licensed products utilizing the covered assets. During 2004, we made royalty payments of approximately $27,400 in connection with this agreement.

Additionally, in connection with the acquisition of assets from CampaMed LLC, we assumed royalty obligations based on sales of certain products incorporating either the Thiol or Nicoplex technology. The total amount due under this agreement is $3.5 million, and will be paid based on sales of products based on the Thiol or Nicoplex technology as defined in the agreement.

Pursuant to the November 2003 Asset Purchase Agreement with CampaMed LLC, we agreed to pay CampaMed LLC additional payments comprised of 6% of the gross sales of any product containing C-MED-100(TM), and 10% of the gross sales of any bulk C-MED-100(TM), until additional payments in an aggregate amount of $500,000 have been made. During 2004, we made payments of approximately $27,400 under this agreement.

Competition

In considering our competitive position, we distinguish between our licensing business, our nutritional supplement products business and our potential biopharmaceutical product business. The nutritional supplement industry is large and intensely competitive. We compete directly with companies that manufacture and market nutritional products in each of our product lines, including companies such as Twin Labs Corporation, Weider Nutrition International, Inc., IVC Industries, and Perrigo Company. Most of our competitors in the nutritional supplements market have longer operating histories, greater name recognition and financial resources. In addition, nutritional supplements can be purchased in a wide variety of distribution channels. While we believe that consumers appreciate the convenience of ordering products from home through the internet or from infomercials, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. Our offerings in each product category are also relatively small compared to the wide variety of products offered by many other nutritional product companies.

The biopharmaceutical product development area is a rapidly evolving industry. Competition from other pharmaceutical companies, biotechnology companies and other research and academic institutions is intense and expected to increase. Many of these companies have substantially greater financial and other resources and development capabilities than us and have substantially greater experience in undertaking pre-clinical and clinical testing of products. There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competition will not succeed in developing products and technologies that are more effective than those being developed by us which would render our products or technologies less competitive or obsolete.

Research and Development

From time to time, we have provided funding to academic and other institutions for pre-clinical and clinical studies to evaluate the efficacy and mechanisms of action of AC-11(R), and we may continue to do so in the future. We may also supply AC-11(R) for use in studies for which we provide no funding. We believe that positive results from these studies, whether or not funded by us, would provide benefits to us by furthering the acceptance of AC-11(R). We intend to make presentations at various meetings to gain acceptance of AC-11(R). If we obtain successful research outcomes, we plan to publicize these findings to reposition our products and increase the demand for AC-11(R). We believe that successful research studies, if obtained, would strengthen our chances of obtaining developmental funding from pharmaceutical or other strategic partners for further pre-clinical and clinical trials.

Employees

As of September 30, 2005, we had 4 employees, all of which were full-time.

Legal Proceedings

In March 2005, we commenced an action against Ronald Pero, the inventor of certain of the technology we purchased from CampaMed LLC, and another former consultant of ours, and an entity formed by Dr. Pero and the former consultant, seeking an injunction enforcing the restrictive covenants contained in their consulting agreements and alleging breach of those agreements as well as certain duties they owed to the Company.

Description of Property

Our executive offices are located at 750 Lexington Avenue, Sixth Floor, New York, New York. We currently sublease approximately 6,125 square feet of space at a monthly rent of $18,166. Our lease expires in March 2007.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Name                        Age    Position With the Company

William Walters             67     Chairman of the Board
Anthony Bonelli             54     President and Chief
                                   Executive Officer
Joseph McSherry             47     Chief Financial Officer
Kenji Kitatani              50     Director
James Favia                 67     Director
Michael Mullarkey           36     Director

William Walters was appointed Chairman of our Board of Directors on July 30, 2004. Mr. Walters was previously the Chairman of the Board of Optigenex Inc. ("Old Optigenex") from July 2002 until July 30, 2004, the date on which a subsidiary of Vibrant Health International acquired the assets of Old Optigenex. In July 2005, Mr. Walters was elected Chairman of Commonwealth Associates L.P., a New York based investment banking group. From November 2001 until October 2004, Mr. Walters was the Vice-Chairman of Sands Brothers & Co. Ltd., a New York based investment banking group. Mr. Walters founded Whale Securities in 1984 and served as its Chairman until Whale sold its customer assets and discontinued its operations in November 2001. Mr. Walters holds a BSE in economics from The Wharton School at the University of Pennsylvania.

Anthony A. Bonelli became our President on August 20, 2004 and our Chief Executive Officer on September 20, 2005. Prior to joining the Company, Mr. Bonelli was President of Anthony Bonelli Associates, Inc., a consulting firm to major pharmaceutical, biotech, managed care and investment banking firms from 1999 to 2004. Until early 1999, he was Chief Operating Officer of Vita Quest International, Inc., a leading manufacturer of vitamins and nutritional supplements, and President of its Garden State Nutritionals and Windmill Consumer Products Divisions. From 1995 to 1998 he was President and Chief Operating Officer of Neuman Health Services Inc., a $2.5 billion diversified healthcare provider (distributor, PBM, software, retail chain pharmacy, professional pharmacy services). From 1993 to late 1994, he was President and Chief Operating Officer of Copley Pharmaceuticals, a major international generic drug manufacturer. Mr. Bonelli is a graduate of Harvard University with a Bachelor of Science degree in Biological Sciences. Mr. Bonelli has an MBA in Marketing and Finance from Rutgers University Graduate School of Business and a JD from the University of San Francisco School of Law.

Joseph W. McSherry was appointed as our Chief Financial Officer on July 30, 2004. Mr. McSherry was previously the Chief Financial Officer of Old Optigenex from June 15, 2004 until July 30, 2004, the date on which a subsidiary of Vibrant Health International acquired the assets of Old Optigenex. Prior to joining our Company, Mr. McSherry held positions as President, Chief Operating Officer and Chief Financial Officer of BlueStone Capital Corp. and Watson Securities Corp. from 1994 to June 2004. Prior to joining BlueStone Capital, Mr. McSherry was Chief Financial Officer for Asset Growth Partners, an investment and merchant banking group. He was responsible for merger and acquisition activity, debt financing, and secondary financing for this public company, and was extensively involved in the bank's strategic planning and management. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, a member of the National Investor Relations Institute and a member of the National Society of Compliance Professionals.

Kenji Kitatani was appointed as a Director of our Company on October 1, 2004. Since May 1, 2004, Dr. Kitatani has served as an Executive Advisor for Sony Corporation of Tokyo. From May 2001 until April 30, 2004, Dr. Kitatani served as Executive Vice President, Business Planning, of Sony Corporation of America ("SCA"). In this position, he helped develop, expand and coordinate the business relationships for SCA's operating units, including Sony Electronics Inc., Sony Music Entertainment Inc., Sony Pictures Entertainment and Sony Corporation. He held the additional title of Group Executive Officer, Sony Corporation. Dr. Kitatani joined Sony Corporation in October 1999 as Executive Strategist, Media Content, Broadcasting and Communications. Dr. Kitatani has maintained his own consulting company, Communications Policy and Management Corp. ("CPM") in New York since 1987. Dr. Kitatani holds an M.A. and Ph.D. in Communications Policy, Law and Management from the University of Wisconsin (Madison).

James Favia was appointed as a Director of our Company on October 1, 2004. From January 1999 until the present, Mr. Favia has served as a consultant/advisor to Arcavista, a New York based software company, and Donald & Co. a New York based investment banking company. He has had an extensive career in the financial industry, extending from equity analysis to institutional money management to venture capitalist. As an equity analyst he covered the chemical, healthcare and pharmaceutical industries while employed by the Trust Department of Chemical Bank and, later, with Kuhn, Loeb & Company. At Kuhn, Loeb & Company, Mr. Favia was Head of Research and a Partner. At Chemical Bank, Mr. Favia was Head of Research and responsible for managing twenty equity analysts. Mr. Favia was also responsible for the management of institutional portfolios including the Chemical Bank Profit Sharing Plan and a Special Fund that invested in technology and healthcare companies with a market capitalization of at least $100 million; the Special Fund increased money under management from $30 million to $400 million over a period of several years due to appreciation of the portfolio investments. The institutional money managed operation was subsequently spun off as a wholly owned subsidiary of Chemical Bank under the name Favia, Hill with $9 billion under management, of which Mr. Favia was President. Mr. Favia has been a principal and consultant to various venture capital and brokerage firms and has also served on several Boards of Directors. He has also served as a Vice President and Treasurer of The New York Society of Securities Analysts and is a Chartered Financial Analyst.

Michael Mullarkey was appointed as a Director of our Company on October 1, 2004. Since November 2001, he has been the Chairman of the Board of Directors of Workstream Inc., a company that offers software and services that address the needs of companies to recruit, train, evaluate, motivate and retain their employees and has been Workstream's Chief Executive Officer since April 2001. In April 2003, Mr. Mullarkey assumed the responsibilities of President of Workstream, a position in which he previously served from April 2001 until November 2001. From January 2001 to April 2001, Mr. Mullarkey was a major investor in Allen and Associates Inc., a full service outplacement firm in the United States, which Workstream acquired in April 2001. From October 1999 to December 2000, he served as General Manager of Sony Corporation. From January 1998 to September 1999, Mr. Mullarkey was the co-founder and managing director of Information Technology Mergers & Acquisitions, LLC, an investment capital group managing private equity funding and investing in emerging technology markets and organizations. From March 1997 to December 1998, he was the Senior Vice President of sales and marketing for Allin Communications, a publicly traded enterprise solution provider. From October 1989 to February 1997, Mr. Mullarkey was Vice President and General Manager at Sony Corporation of America, a US subsidiary of Sony Corporation.

Employment Agreements with Management

We entered into a three-year employment agreement with William Walters our Chairman of the Board in April 2003. The agreement initially provided for base salary of $150,000 per annum, which was adjusted to $200,000 per annum as of August 1, 2004 by the Board of Directors. According to the agreement, the annual base salary may be further adjusted from time to time by a majority of the Board of Directors. Mr. Walters' base salary can be adjusted by the parties to the agreement if he devotes fewer than 40 hours per week to the Company. In addition, Mr. Walters is eligible to participate in all executive benefit plans and to receive an annual bonus on such terms, at such time and in such amount as determined by the Board of Directors. If we terminate the agreement without cause (as defined in the agreement), or if Mr. Walters terminates the agreement for good reason (as defined in the agreement) Mr. Walters is entitled to receive his annual base salary at the rate then in effect and all benefits then afforded to senior executives through the end of the original three-year term, together with expenses incurred as of the date of termination. The agreement contains a non-competition covenant that survives for a period of one year after termination of employment (two years if Mr. Walters is terminated for cause, or resigns without good reason). Mr. Walters waived all of the salary owed him through May 31, 2004.

We entered into a one-year employment agreement with Anthony Bonelli, our President in August 2004. The agreement provided for an annual base salary of $200,000, and a bonus of up to $200,000 all of which has been paid. Mr. Bonelli's employment agreement was recently extended to February 2006. Mr. Bonelli's salary remains $200,000 per annum and he will be paid a bonus of $100,000 during the six-month extension period. Mr. Bonelli is eligible to participate in all executive benefit plans. If we terminate the agreement without cause (as defined in the agreement), or if Mr. Bonelli terminates the agreement for good reason (as defined in the agreement), Mr. Bonelli is entitled to receive his annual base salary at the rate then in effect and all benefits then afforded to senior executives through the end of the six-month extension period, together with expenses incurred as of the date of termination. The agreement contains a non-competition covenant that survives for a period of one year after termination of employment (two years if Mr. Bonelli is terminated for cause or resigns without good reason).

We entered into a two-year employment agreement with Joseph McSherry, our Chief Financial Officer in June 2004. The agreement provides for an annual base salary of $140,000 which may be adjusted from time to time by a majority of the Board of Directors. In addition, Mr. McSherry is eligible to participate in all executive benefit plans and to receive an annual bonus on such terms, at such time and in such amount as determined by the Board of Directors. If we terminate the agreement without cause (as defined in the agreement), or if Mr. McSherry terminates the agreement for good reason (as defined in the agreement), Mr. McSherry is entitled to receive his annual base salary at the rate then in effect and all benefits then afforded to senior executives through the end of the original two-year term, together with expenses incurred as of the date of termination. The agreement contains a non-competition covenant that survives for a period of one year after termination of employment (two years if Mr. McSherry is terminated for cause or resigns without good reason).

Section 16(a) Compliance of Officers and Directors

We did not have a class of securities registered under Section 12(b) or Section 12(g) of the Securities Exchange Act in 2004 and as such, our officers, directors and 10% holders were not subject to the reporting requirements of
Section 16(a).

Code of Ethics

We have submitted a proposed code of ethics that applies to all of our employees including our principal executive officer, principal financial officer and principal accounting officer to our Board of Directors, which is currently under review. We anticipate that the Code of Ethics will be adopted during 2005. Once the code of ethics is adopted, we will make it available on our website at www.optigenex.com. We will also provide to any person without charge, a copy of our code of ethics upon the receipt of a written request sent to our headquarters at 750 Lexington Ave, 6th Floor, New York, NY 10022. We intend to disclose any changes in or waivers from our code of ethics by posting such information on our website or by filing a Form 8-K.

                             EXECUTIVE COMPENSATION

The following table summarizes compensation information for the last three fiscal years for (i) our Chief Executive Officer and (ii) each of our three executive officers other than the Chief Executive Officer who were serving as executive officers of our Company at the end of the fiscal year (collectively, the "Named Executive Officers").

                                                            SUMMARY COMPENSATION TABLE

                                                                                                            Long-Term
                                                                     Annual Compensation                   Compensation
                                                          --------------------------=--------------        ------------
                                                                                                            Securities
                                                                                         All other          underlying
                                                           Salary          Bonus        compensation         options
Name and Principal Position                 Year            ($)             ($)             ($)                 (#)
---------------------------                 ----          ------           -----        ------------         ----------

William Walters (1)                         2004          108,333               --               --           300,000
Chairman of the Board                       2003               --               --               --                --
                                            2002               --               --               --           100,000

Richard Serbin (2)                          2004          170,833           50,000               --           300,000
Chief Executive Officer                     2003           62,500               --               --                --
                                            2002               --               --               --           112,000

Anthony Bonelli (3)                         2004           75,000          100,000               --           250,000
President, Chief Executive Officer

Joseph McSherry (4)                         2004           75,833               --               --           300,000
Chief Financial Officer

--------------
(1) Mr. Walters did not begin receiving his salary until June 2004. Currently, he is compensated at the rate of $200,000 per year
(2) Mr. Serbin resigned his positions on September 15, 2005.
(3) Mr. Bonelli joined the Company in August 2004 and is compensated at the rate of $200,000 per year.
(4) Mr. McSherry joined the Company in June 2004 and is compensated at the rate of $140,000 per year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants

The following table summarizes the options granted to each of the Named Executives in 2004

                        Number of
                        securities      Percent of
                        underlying     total options  Exercise
                         options        granted to     or base
                         granted        employees in   price         Expiration
Name                       (#)          fiscal year   ($/Share)         date
----                     -------       -------------  --------        --------
William Walters          300,000           17.9%       $ 3.00         8/6/2009
Richard Serbin           300,000           17.9%       $ 3.00         8/6/2009
Anthony Bonelli          250,000           14.9%       $ 3.00         8/20/2009
Joseph McSherry          300,000           17.9%       $ 3.00         8/6/2009

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

The following table summarizes the options that were exercised by the Named Executives in 2004 and the value of the remaining unexercised options at December 31, 2004.

                                                                      Number of
                                                                     securities
                                                                     underlying               Value of
                                                                     unexercised            unexercised
                                                                  options at fiscal         in-the-money
                              Shares                                  year-end           options at fiscal
                            acquired on                                  (#)                year end ($)
                             exercise        Value realized         Exercisable/            Exercisable/
Name                            (#)                ($)              Unexercisable        Unexercisable (1)
----                        ------------     ---------------      ------------------     -----------------
William Walters                 --                 --                    400,000/0          $200,000/$0
Richard Serbin                  --                 --                    412,000/0          $224,000/$0
Anthony Bonelli                 --                 --              100,000/150,000          $      0/$0
Joseph McSherry                 --                 --              100,000/200,000          $      0/$0
--------------

(1) Our common stock did not trade on an established exchange or on the over the counter market in 2004. The dollar value of these options was based on a stock price of $3.00 per share which is the price at which we sold shares of our common stock in private transactions in December 2004.

Director Compensation

In connection with their appointment as Directors of our Company on October 1, 2004, Mr. Favia, Mr. Mullarkey and Dr. Kitatani were each granted options to purchase 25,000 shares of our common stock at an exercise price of $3.00 per share. These options vested immediately on October 1, 2004, the date of grant.

None of our directors received any compensation for serving in such capacity during fiscal 2004.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

                                                                                                 Number of
                                                                                                 securities
                                                                                            remaining available
                                                                                            for future issuance
                                                                                                under equity
                                          Number of securities       Weighted average        compensation plans
                                            to be issued upon        exercise price of           (excluding
                                               exercise of              outstanding              securities
                                          outstanding options,       options, warrants      reflected in column
                                           warrants and rights          and rights                  (a))
Plan Category                                      (a)                      (b)                     (c)
-------------                             --------------------       -----------------      -------------------
Equity compensation plans approved by
security holders                                1,675,000                  $3.00                 3,325,000
                                                ---------              ---------                 ---------
Equity compensation plans not
approved by security holders                    1,511,063                  $2.15                        -0-
                                                ---------              ---------                 ---------

Total                                           3,186,063                  $2.60                 3,325,000
                                                =========              =========                 =========

In July 2004, our shareholders approved the 2004 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to further the growth of Optigenex by allowing the Company to compensate employees and consultants who have provided bona fide services to the Company, through the award of Common Stock of the Company. The maximum number of shares of common stock that may be issued under the Plan is 5,000,000.

The Board of Directors is responsible for the administration of the Plan and has full authority to grant awards under the Plan. Awards may take the form of (i) Stock Options, (ii) Restricted Stock, (iii) Deferred Stock, and/or (iv) Other Stock-Based Awards. The Board of Directors has the authority to determine; (a) the employees and other persons that will receive awards under the Plan, (b) the number of shares covered by each award to be granted to each employee or other person, and (c) the exercise price, term and vesting periods, if any, in connection with the granting of an award.

NON-PLAN OPTIONS

Prior to the merger with Vibrant Health International in July 2004, we issued in the aggregate, options to purchase 681,895 shares to purchase our common stock to various employees and consultants. These options have exercise prices ranging from $0.01 to $2.00. All of the options vested immediately on the dates of the respective grants and have a life of five years. In October 2004, we issued in the aggregate, options to purchase 2,392,500 shares of our common stock to consultants. These options have an exercise price of $3.00 and a term of five years from the respective dates of grant. All of these options vested immediately on the dates of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2005 regarding the beneficial ownership of our Common Stock, based on information provided by
(i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each beneficial owner is in care of Optigenex Inc., 750 Lexington Avenue, Sixth Floor, New York, New York 10022. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

For purposes of this table, a person is deemed to be a beneficial owner of the securities if that person has the right to acquire such securities within 60 days of September 30, 2005 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 10,375,699 shares outstanding on September 30, 2005.


Name and Address of                          Number of Shares      Percentage of Shares
Beneficial Owner                           Beneficially Owned    Beneficially Owned (1)
William Walters (2)                                 1,410,000                     13.1%
Anthony Bonelli (3)                                   400,000                      3.7%
Joseph McSherry (4)                                   250,000                      2.4%
James Favia (5)                                        25,000                         *
Kenji Kitatani (6)                                     50,000                         *
Michael Mullarkey (7)                                 125,000                      1.2%
Richard Serbin (8)                                  1,397,000                     12.9%
Vincent Giampapa (9)                                1,260,000                     11.8%
Ronald Pero (10)                                      529,819                      5.1%

All Officers and Directors as a Group (6            2,260,000                     19.6%
persons) (2)-(7)

* less than 1.0%

(1) Computed based upon the total number of shares of common stock underlying options held by that person which are exercisable within 60 days of September 30, 2005.
(2) Includes options to purchase 400,000 shares of our common stock.
(3) Includes options to purchase 400,000 shares of our common stock. Does not include options to purchase 150,000 shares that are not exercisable within 60 days of September 30, 2005.
(4) Includes options to purchase 250,000 shares of our common stock. Does not include options to purchase 50,000 shares that are not exercisable within 60 days of September 30, 2005.
(5) Includes options to purchase 25,000 shares of our common stock.
(6) Includes options to purchase 50,000 shares of our common stock.
(7) Includes options to purchase 25,000 shares of our common stock.
(8) Includes options to purchase 412,000 shares of our common stock.
(9) Includes options to purchase 300,000 shares of our common stock.
(10) Includes options to purchase 25,000 shares of our common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol "OPGX.OB" since March 17, 2005. Prior thereto our common stock was listed on the Over-the-Counter Pink Sheet. There was no trading in our common stock during 2004 and during the quarter ended March 31, 2005.

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

                                                       High       Low
                                                       ----       ----

             Second Quarter ended June 30, 30, 2005    $5.50      $4.10
             Third Quarter ended September 30, 2005    $5.50      $0.68

Number of Stockholders

As of October 14, 2005, there were approximately 210 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.

                                         Number of Shares    Percentage of
                                         Issuable Assuming     Issued and                        Shares Beneficially Owned
                                        Full Conversion of    Outstanding                             After Offering
Selling Stockholder                       Notes/Exercise     Assuming Full   Number of Shares
-------------------                       of Warrants (1)    Conversion(2)   Included Herein(3)     Number    Percent
                                          ---------------    ------------    ------------------     ------    -------
AJW Offshore, Ltd. (4)                            1,636,250       13.6% (5)          3,272,500        -0-        --
AJW Qualified Partners, LLC (4)                   1,138,958        9.9%              2,277,917        -0-        --
AJW Partners, LLC (4)                               385,000        3.5%                770,000        -0-        --
New Millenium Capital Partners II,                   48,125         *                   96,250        -0-        --
LLC (4)                                                                             ----------
                                                                                     6,416,667

----------------
*   less than 1%.
      (1) Number of shares includes (i) shares issuable upon conversion of the convertible debentures for each selling stockholder, assuming a conversion price of $1.92, which represents 60% of the closing price of $3.20 on the date we executed the term sheet for the issuance of the convertible debentures, and (ii) shares issuable upon exercise of the warrants issued to each selling stockholder.
      (2)   Each selling stockholder's ownership is limited to 4.99%.
      (3) Number of shares includes shares issuable as interest payments due under the convertible notes assuming that the convertible notes are not converted and remain outstanding for the entire three-year term. In addition, it includes additional shares to be issued based on a good faith estimate of the number of shares issuable upon conversion of the secured convertible notes and exercise of warrants. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to each conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, for purposes of determining the total number of shares to be included in this registration statement, we are required to multiply by two the number of shares issuable upon conversion of the convertible notes and upon exercise of the warrants.
      (4) The selling stockholders are affiliates of each other by reason of common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers
      (5) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The percentage of shares owned by each is based on a total outstanding number of 10,375,699 as of September 30, 2005.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

On August 31, 2005, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $4,000,000 in secured convertible notes (the "Notes") and five-year warrants (the "Warrants") to purchase 625,000 shares of our common stock at $4.50 per share. We received the first installment of $1,300,000 and issued warrants to purchase an aggregate of 203,124 shares of our common stock on August 31, 2005. Under our agreement with these investors, additional funds in the amount of $1,350,000 will be advanced within two days of the filing date of the registration statement of which this prospectus forms a part. The balance of $1,350,000 will be advanced upon effectiveness of the registration statement. We will issue warrants to purchase 210,938 shares of our common stock as part of the second and third installments. The secured convertible notes bear interest at 8% per annum, mature three years from the date of issuance, and are convertible into our common stock at any time, at the investors' option, at the lower of $3.20 per share, or 60% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. We have the right to prepay the Notes under certain circumstances at a premium ranging from 25% to 50% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets. We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes and exercise of the Warrants. If the registration statement is not declared effective within 120 days from the date of closing, we are required to pay to the investors liquidated damages in Common Stock or cash, at our election, in an amount equal to 2% of the outstanding principal amount of the Notes per month plus accrued and unpaid interest.

The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. The investors have agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Vincent Giampapa, a principal stockholder of our Company, purchased approximately $85,000 and $18,000 of our products in fiscal 2004 and 2003, respectively. In addition, in fiscal 2004, we sold approximately $72,000 of our products to a company in which Dr. Giampapa has a significant ownership interest. We also paid Dr. Giampapa consulting fees in the amounts of $55,073 and $77,000 in 2004 and 2003, respectively.

In fiscal 2004, we paid approximately $97,000 in commissions and issued 30,500 warrants to Sands Brothers Inc., a New York based investment bank, in connection with private sales of our common stock. In addition, we paid Sands Brothers $40,000 in connection with a consulting agreement. At the time of these transactions, Mr. William Walters, our Chairman of the Board and a significant stockholder, was the Vice-Chairman of Sands Brothers.

On October 1, 2004, we entered into a one year Service Agreement with Communications Policy and Management Corporation ("CPMC"), a corporation owned by Dr. Kenji Kitatani, a member of our Board of Directors. The purpose of this agreement is to secure the services of Dr. Kitatani as our business representative in Japan. Pursuant to this agreement, we pay a consulting fee of $13,000 per month to CPMC. Dr. Kitatani was also granted options to purchase 50,000 shares of our common stock at an exercise of $3.00 per share. These options vested immediately on October 1, 2004, the date of the grant.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended December 31, 2004. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock $0.001 par value per share. As of September 30, 2005, there are 10,375,699 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

We are authorized to issue 100,000,000 shares of common stock of which as of September 30, 2005, 10,375,699 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

As of September 30, 2005, we had the following warrants outstanding:

Warrants to acquire 111,668 shares that expire in June 2009 and that are currently exercisable at $3.30 per share.

Warrants to acquire 116,717 shares that are currently exercisable at $3.00 per share. Of these warrants, 70,786 expire in March 2010, 26,664 expire in June 2010 and 19,267 expire in September 2010.

Warrants to acquire 203,124 shares that expire in August 2010 and that are currently exercisable at $4.50 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.

                              PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

      o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

      o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o     Privately negotiated transactions;

      o     In connection with short sales of company shares;

      o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

      o     By pledge to secure debts of other obligations;

      o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

      o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

      o     In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

The Company's balance sheets as of December 31, 2003 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years then ended included in this Prospectus have been audited by Goldstein Golub Kessler LLP, Certified Public Accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 OPTIGENEX INC.

                          INDEX TO FINANCIAL STATEMENTS

    December 31, 2004
    -----------------

    Report of Independent Registered Public Accounting Firm      F- 2

    Financial Statements:

       Balance Sheet                                             F-3
       Statement of Operations                                   F-4
       Statement of Stockholders' Equity                         F-5
       Statement of Cash Flows                                   F-6
       Notes to Financial Statements                             F-7

  June 30, 2005 (Unaudited)
  -------------------------
  Condensed Balance Sheet as of June 30, 2005                    F-19

  Condensed Statement of Stockholder's Equity
  for the six months ended June 30, 2005                         F-21

  Condensed Statements of Cash Flows for the six
  months ended June 30, 2005 and 2004                            F-22

  Notes to Condensed Financial Statements                        F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Optigenex Inc.

We have audited the accompanying balance sheets of Optigenex Inc. as of December 31, 2003 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optigenex Inc. as of December 31, 2003 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 21 to the financial statements, the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 21. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 3, 2005

                                                OPTIGENEX INC.
                                                 BALANCE SHEET
                                                 December 31,
                                                                                      2003              2004
                                                                                      ----              ----
ASSETS

Current Assets:
  Cash                                                                           $     67,944      $  1,196,568
  Accounts receivable                                                                                    80,761
  Inventories                                                                         560,151         2,041,699
  Prepaid expenses and other current assets                                             8,094           321,822
                                                                                 ------------      ------------
      Total current assets                                                            636,189         3,640,850

Property and equipment, at cost, net of accumulated
 depreciation of $ 6,267 and $36,741, respectively                                     48,351           146,720

Intangible assets, net                                                              5,748,700         4,033,484

Other assets                                                                                             63,919
                                                                                 ------------      ------------

      Total Assets                                                               $  6,433,240      $  7,884,973
                                                                                 ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses                                          $    502,941      $  1,095,861
  Notes payable                                                                       219,372
  Loans payable - stockholders                                                         15,000
                                                                                 ------------      ------------

      Total current liabilities                                                       737,313         1,095,861
                                                                                 ------------      ------------

Commitments

Stockholders' Equity:
  Preferred stock - $0.001 par value; authorized 5,000,000
   shares, none issued
  Common stock - $0.001 par value; authorized 100,000,000 shares, issued and outstanding 7,053,635 and 9,456,140
   shares, respectively                                                                 7,054             9,457
  Additional paid-in capital                                                        8,467,196        15,351,139
  Accumulated deficit                                                              (2,778,323)       (8,571,484)
                                                                                 ------------      ------------
      Stockholders' equity                                                          5,695,927         6,789,112
                                                                                 ------------      ------------
      Total Liabilities and Stockholders' Equity                                 $  6,433,240      $  7,884,973
                                                                                 ============      ============

                        See Notes to Financial Statements

                                 OPTIGENEX INC.
                             STATEMENT OF OPERATIONS

                                                      YEAR ENDED DECEMBER 31,
                                                      2003              2004
                                                      ----              ----

Net sales                                         $    45,845      $   339,065

Cost of sales                                          16,627          229,675
                                                  -----------      -----------

Gross profit                                           29,218          109,390

Selling, general and administrative expenses        2,656,560        4,497,351

Impairment of intangible assets                                      1,405,200
                                                  -----------      -----------

Net loss                                          $(2,627,342)     $(5,793,161)

Net loss per common share - basic and diluted     $     (0.29)     $     (0.63)
                                                  ===========      ===========

Weighted-average number of common
 shares outstanding - basic and diluted             9,186,140        9,208,371
                                                  ===========      ===========

                        See Notes to Financial Statements

                                 OPTIGENEX INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                          Year ended December 31, 2004

                                                  Common Stock            Additional
                                             Number of                      Paid-in       Accumulated    Stockholders'
                                              Shares        Amount          Capital         Deficit         Equity
                                              ------        ------          -------         -------         ------
Balance at January 1, 2003                  2,500,000    $      2,500    $    247,500    $   (150,981)   $     99,019

Effect of recapitalization                    564,885             565            (565)

Issuance of common stock
  for cash                                  1,100,000           1,100       2,023,900                       2,025,000

Issuance of common stock
  for services                                227,500             228         454,772                         455,000

Issuance of common stock
  in conversion of debt                       105,000             105         209,895                         210,000

Issuance of common stock
  and options for acquisitions              2,556,250            2556       5,409,944                       5,412,500

Issuance of options to consultants                                            121,750                         121,750

Net loss                                                                                   (2,627,342)     (2,627,342)
                                         ------------    ------------    ------------    ------------    ------------
Balance at December 31, 2003                7,053,635           7,054       8,467,196      (2,778,323)      5,695,927

Issuance of common stock for cash           2,377,505           2,378       6,344,628                       6,347,006

Issuance of options to consultants                                            514,340                         514,340

Exercise of stock options                      25,000              25          24,975                          25,000

Net loss                                                                                   (5,793,161)     (5,793,161)
                                         ------------    ------------    ------------    ------------    ------------
Balance at December 31, 2004                9,456,140    $      9,457    $ 15,351,139    $ (8,571,484)   $  6,789,112
                                         ============    ============    ============    ============    ============

                        See Notes to Financial Statements

                                 OPTIGENEX INC.
                             STATEMENT OF CASH FLOWS
                             Year ended December 31,

                                                                             2003             2004
                                                                             ----             ----
Cash flows from operating activities:
  Net loss                                                               $(2,627,342)     $(5,793,161)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Amortization of intangible assets                                        159,700          400,218
    Depreciation                                                               6,267           30,474
    Stock-based compensation                                                 576,750          514,340
    Impairment of intangible assets                                                         1,405,200
    Exercise of stock options in exchange for services                                         25,000
    Changes in operating assets and liabilities,
     excluding the effects of acquisitions:
      Increase in accounts receivable                                                         (80,761)
      Increase in inventories                                               (560,151)      (1,481,548)
      (Increase) decrease in prepaid expenses
       and other current assets                                              100,156         (313,728)
      Increase in other assets                                                                (63,919)
      Increase in accounts payable and accrued
       expenses                                                              318,020          592,920
                                                                         -----------      -----------
        Net cash used in operating activities                             (2,026,600)      (4,764,965)
                                                                         -----------      -----------

Cash flows from investing activities:
  Patent costs                                                               (69,309)         (90,202)
  Purchases of property and equipment                                        (29,618)        (128,843)

                                                                         -----------      -----------
        Cash used in investing activities                                    (98,927)        (219,045)
                                                                         -----------      -----------

Cash flows from financing activities:
  Proceeds from the issuance of common stock                               2,025,000        6,347,006
  Increase in (repayment of) loans payable - stockholder                     225,000          (15,000)
  Payments on notes payable                                                  (56,529)        (219,372)
                                                                         -----------      -----------
        Net cash provided by financing activities                          2,193,471        6,112,634
                                                                         -----------      -----------

Net increase in cash                                                          67,944        1,128,624
Cash at beginning of year                                                                      67,944
                                                                         -----------      -----------
Cash at end of year                                                      $    67,944      $ 1,196,568
                                                                         ===========      ===========
Supplemental schedule of noncash investing and financing activities:

  Stockholder loans converted into common stock                          $   210,000
                                                                         ===========      ===========
  Issuance of common stock and options for services                      $   576,750      $   381,325
                                                                         ===========      ===========
  Issuance of common stock and options for acquisitions                  $ 5,412,500
                                                                         ===========      ===========
  Exercise of stock options in exchange for services                                      $    25,000
                                                                         ===========      ===========
  Notes payable issued for acquisitions                                  $   323,080
                                                                         ===========      ===========

                        See Notes to Financial Statements

                                 OPTIGENEX INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004

1. PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Optigenex Inc. (the "Company") is engaged in the business of developing and marketing proprietary products based on its patented compound known as AC-11TM.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimated by management.

The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to specific customers' ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible.

Inventories are stated at the lower of cost, determined by the average cost method, or market.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition exceeds its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. At December 31, 2004, management performed an evaluation of the carrying value of its intangible assets, which consist primarily of patents and patents pending that were acquired in 2003 (See Note 4 - Acquisitions and Note 7 - Intangible Assets). In connection with this review, management determined that certain of such patents and patents pending were permanently impaired and an impairment charge of $1,405,200 was taken to reflect the write-off of the net book value of the impaired assets.

The estimated fair value of notes payable and loans payable - stockholders approximates the carrying amount due to the short-term nature of the instruments.

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the rights and risks of ownership have passed to the customer, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. For arrangements that include customer acceptance provisions, revenue is not recognized until the terms of acceptance are met. Reserves for sales returns and allowances are estimated and provided for at the time of shipment.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Depreciation of property, plant and equipment is provided for by the straight-line method over the estimated useful lives of the related assets.

Shipping costs are included in cost of sales and amounted to approximately $1,000 and $8,600 for the years ended December 31, 2003 and 2004, respectively.

Research and development costs are expensed when incurred. Research and development costs were approximately $418,000 and $416,000 for the years ended December 31, 2003 and 2004 respectively.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 1 (cont.)

Costs incurred for producing and communicating advertising are expensed as incurred and included in selling, general and administrative expenses in the accompanying statement of operations. Advertising expenses approximated $216,000 and $127,000 for the years ended December 31, 2003 and 2004, respectively.

In accordance with the provisions of SFAS No. 123, the Company has elected to apply the current accounting rules under APB Opinion No. 25 and related interpretations in accounting for stock options and, accordingly, is presenting the disclosure-only information as required by SFAS No. 123. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net loss and net loss per share would approximate the pro forma amounts shown in the following table:

Year ended December 31,                         2003                2004
                                                ----                ----

 Reported net loss                        $   (2,627,342)    $   (5,793,161)

 Deduct: total stock-based employee
    compensation expense determined
    under fair value based method
    for all awards, net of
    related tax effects                               --           (613,822)
                                           --------------     --------------

Proforma net loss                          $   (2,627,342)    $   (6,406,983)

Reported net loss per share
  - basic and diluted                      $        (0.29)    $        (0.63)

Proforma net loss per share
  - basic and diluted                      $        (0.29)    $        (0.70)

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). The above table reflects the estimated impact that the use of fair value accounting would have had on the Company's net income and net income per share if it had been in effect for the years ended December 31, 2003 and 2004. As the Company is a small business issuer, this standard becomes effective on January 1, 2006. Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Certain 2003 amounts have been reclassified, where appropriate, to conform to the 2004 presentation.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

2. MERGER WITH VIBRANT HEALTH INTERNATIONAL:

Pursuant to the terms of an Asset Purchase Agreement ("Purchase Agreement") dated July 30, 2004 by and among Optigenex Inc. ("Old Optigenex"), Vibrant Health International ("Vibrant"), Optigenex Acquisition Corp. ("Acquisition Sub"), a wholly owned subsidiary of Vibrant, and Thomas McAdam, who, prior to the consummation of the Purchase Agreement, was a principal shareholder and the sole officer and director of Vibrant, Acquisition Sub acquired substantially all of the assets of Old Optigenex (the "Acquisition") in exchange for (i) Vibrant issuing Old Optigenex 8,621,255 shares (the number of outstanding shares of Old Optigenex as of July 30, 2004) of Vibrant's common stock ("Vibrant Shares"), which represented approximately 94% of Vibrant's common stock outstanding immediately after the Acquisition, and (ii) the assumption by Acquisition Sub of all of the debts, obligations, duties and liabilities of Old Optigenex and its business ("Optigenex Liabilities").

In addition, Vibrant issued Old Optigenex 681,895 options ("Substitute Options") and 111,668 warrants ("Substitute Warrants") to purchase Vibrant common stock. The number of Substitute Options and Substitute Warrants were equal to the number of Old Optigenex options and warrants that were issued and outstanding at the time of the Acquisition. The Substitute Options and Substitute Warrants had the same exercise price and the same terms as the Old Optigenex options and warrants.

After the Acquisition, Old Optigenex liquidated, thereby distributing the Vibrant Shares, the Substitute Options and Substitute Warrants to the shareholders, option holders and warrant holders of Old Optigenex. In addition, Vibrant, a Nevada corporation, merged (the "Merger") with and into its wholly owned subsidiary Optigenex Merger Inc., a Delaware corporation, with Optigenex Merger Inc. being the surviving corporation. Pursuant to the Merger, Vibrant then changed its name to Optigenex Inc.

For accounting purposes, this transaction was accounted for as a recapitalization of Old Optigenex. Accordingly, proforma information is not presented. All per share amounts have been restated to reflect the recapitalization.

3. LOSS PER SHARE:

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period after giving retroactive effect to the recapitalization. Diluted earnings per share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock, consisting of options and warrants outstanding of 706,895 and 3,186,063 for the years ended December 31, 2003 and 2004, respectively, have not been included in the computation of diluted loss per share, as the effect would be anti-dilutive.

4. ACQUISITIONS:

On April 4, 2003, the Company acquired certain assets of the Giampapa Institute for Anti-Aging Medical Therapy and Optigene-X, LLC (collectively "Giampapa"). The acquisition provided the Company with an exclusive license to certain patents that it uses in its business.

The purchase price amounted to $2,973,080, consisting of 1,400,000 shares of common stock valued at $2,800,000 and the issuance of a note payable of $173,080 to an individual for the release of his license agreement to utilize the patents. The value of the common stock issued in connection with the transaction was $2.00 per share, which was based on sales of common stock in close proximity to the transaction, to unrelated parties.

The purchase price was allocated to the patents and patents pending that are the subject of the exclusive license agreement. These patents and patents pending have a weighted average useful life of 11 years.

On November 6, 2003, the Company acquired certain assets and assumed certain liabilities of CampaMed LLC ("CampaMed"). The acquisition provided the Company with certain patents that it uses in its business.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 4 (cont.)

The purchase price amounted to $2,891,012, consisting of 1,156,250 shares of common stock valued at $2,312,500, the issuance of a note payable of $150,000 and the assumption of liabilities totaling $128,512. The value of the common stock issued in connection with the transaction was $2.00 per share, which was based on sales of common stock in close proximity to the transaction, to unrelated parties. In addition, the Company issued options to purchase 150,000 shares of its common stock at an exercise price of $0.001 which were valued at $300,000.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Such fair values were determined based on estimates.

Property and equipment                                               $   25,000
Intangible assets                                                     2,866,012
                                                                     ----------
Total assets acquired                                                 2,891,012

Current liabilities assumed                                            (128,512)

Notes payable                                                          (150,000)
                                                                     ----------
Net assets acquired                                                  $2,612,500
                                                                     ==========

Of the $2,866,012 of acquired intangible assets, $251,634 was assigned to registered trademarks, trade names and copyrights, and $2,614,378 was assigned to patents and patents pending which have weighted-average useful lives of approximately 12 and 10 years, respectively.

Additionally, the Company is required to make additional payments to the seller based on a percentage of sales from certain products, as defined in the agreement. The payments are conditional upon sales and will not exceed $500,000. Payments of this contingent purchase price will be recorded as additional costs of the acquisition as incurred. In 2004, the Company made payments totaling approximately $27,500 pursuant to this obligation.

The following summarized pro forma consolidated statement of income (unaudited) assumes the acquisitions occurred at January 1, 2003:

Net sales                                            $      45,845
Net loss                                                (2,813,122)
Net loss per common share - basic and diluted        $       (0.31)

5. INVENTORIES:

Inventories consist of the following:

December 31,                                       2003                 2004
------------                                       ----                 ----

Raw materials                                $     71,690        $   1,640,499
Finished goods                                    488,461              401,200
                                             ------------        -------------
                                             $    560,151        $   2,041,699
                                             ============        =============

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

6. PROPERTY AND EQUIPMENT:

Property and equipment, at cost, consists of the following:

December 31,                         2003           2004       Useful Life
------------                         ----           ----       -----------
Office equipment                  $   7,068      $  69,751      3 to 7 years
Leasehold improvements                              66,160           3 years
Production equipment                 47,550         47,550      3 to 7 years
                                  ---------      ---------      ------------
                                     54,618        183,461
Less accumulated depreciation        (6,267)       (36,741)
                                  ---------      ---------

                                  $  48,351      $ 146,720
                                  =========      =========

7. INTANGIBLE ASSETS:

Intangible assets, at cost, consist of the following:


December 31,                             2003                          2004
------------                             ----                          ----
                                   Gross       Accumulated       Gross     Accumulated
                                  Amount      Amortization      Amount    Amortization
                                  ------      ------------      ------    ------------
Trademarks, trade names
 and copyrights                 $  251,634    $    4,194     $  259,712    $   29,842
Patents and patents pending      5,656,766       155,506      4,333,690       530,076
                                ----------    ----------     ----------    ----------
                                $5,908,400    $  159,700     $4,593,402    $  559,918
                                ==========    ==========     ==========    ===========

The Company's long-lived assets and certain identified intangible assets such as patents and trademarks are reviewed in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At December 31, 2004, management has determined that certain of the patents from the Giampapa Acquisition will not be utilized and are not expected to generate any revenue for the foreseeable future. Accordingly, an impairment charge of $1,405,200 was taken to reflect the write-off of the net book value of the impaired assets.

The patents are being amortized over periods of 7 to 16 years, the remaining life of the patents. Patent pending applications will be amortized when the patents are issued. Trademarks, trade names and copyrights are being amortized over 10 years, the remaining estimated useful life.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 7 (cont.)

Amortization expense amounted to approximately $160,000 and $400,000 for the year ended December 31, 2003 and December 31, 2004, respectively. Estimated amortization expense for the next five years is as follows:

Year ending December 31,

        2005                                                             223,000
        2006                                                             223,000
        2007                                                             223,000
        2008                                                             223,000
        2009                                                             223,000

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:

December 31,                                 2003             2004
------------                                 ----             ----

Trade accounts payable                  $  102,187       $  871,359
Accrued professional fees                  316,076           55,000
Accrued salaries                            37,500           70,041
Other                                       47,178           99,461
                                        ----------       ----------
                                        $  502,941       $1,095,861
                                        ==========       ==========

9. NOTES PAYABLE:

Notes payable consisted of obligations originated upon the Company's acquisitions during 2003. The notes are non-interest bearing and due upon demand. These notes payable were paid off in their entirety in 2004.

December 31,                                                 2003
------------                                                 ----
Giampapa acquisition                                      $ 128,080
CampaMed acquisition                                         91,292
                                                          ---------
                                                          $ 219,372
                                                          =========

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

10. LOANS PAYABLE - STOCKHOLDERS

Loans payable - stockholders consists of a working capital loan made to the Company. The loan is noninterest-bearing and was repaid in March 2004.

In December 2003, the Company issued 105,000 shares of common stock to stockholders in conversion of $210,000 of loans payable.

11. COMMITMENTS AND CONTINGENCIES:

In June 2004, the Company entered into a noncancelable operating lease for office AND space expiring March 31, 2007. The aggregate minimum future payments under the lease are payable as follows:

Year ending December 31,

       2005                                                              217,989
       2006                                                              217,989
       2007                                                               54,497
                                                                        --------
                                                                        $490,475
                                                                        ========

The lease is subject to escalation for the Company's proportionate share of increases in real estate taxes and porters' wages. The Company sub-leases a portion of its office space for $4,000 per month to an unrelated company on a month to month basis. Net rent expense charged to operations amounted to approximately $43,000 and $169,000 for the years ended December 31, 2003 and 2004, respectively.

As of December 31, 2004, the Company has employment agreements with key executives and employees through July 2006. The agreements provide for approximate annual base salaries as follows:

Year ending December 31,

       2005                                                              757,000
       2006                                                              158,000
                                                                        --------
                                                                        $915,000

========

12. STOCKHOLDERS' EQUITY:

During 2003, the Company sold and issued 1,000,000 shares of common stock at $2.00 per share.

During 2003, the Company issued 284,895 options to consultants for services performed. These options consist of 30,000 options exercisable at $1.00 per share and 254,895 options exercisable at $2.00 per share. The options vested immediately and are exercisable for a period of five years from the date of the respective grants. At the time of these option grants, the market value of the Company's common stock was $3.00 per share. The value of the options aggregating $121,750 has been included in selling, general and administrative expenses for the year ended December 31, 2003. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the year ended December 31, 2003: expected volatility of 0%; risk-free interest rate of 5%; expected lives of 5 years; and no expected dividends.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 12 (cont.)

During 2004, the Company completed private sales of its common stock whereby it sold 2,377,505 shares for net proceeds of $6,347,006. Of this amount, the Company sold 162,500 shares at $2.00 per share and 2,215,005 shares at $3.00 per share. The Company incurred $623,005 of commissions and legal fees related to these private sales, including $96,700 in commissions to Sands Brothers & Co., Ltd., an investment banking firm. The Chairman of the Company was the Vice Chairman of Sands Brothers & Co., Ltd. at the time of the private sales. In connection with the private sales, the Company issued warrants to purchase 111,668 shares of its common stock to its investment bankers and agents, including warrants to purchase 30,500 shares of common stock to Sands Brothers & Co., Ltd. Each warrant allows the holder to purchase one share of common stock at a price of $3.30 per share and is exercisable for a period of five years from the respective date of grant.

During 2004, a consultant exercised an option to purchase 25,000 shares of common stock at an exercise price of $1.00, in exchange for services rendered. The value of the services rendered was $25,000 which was included in selling, general and administrative expenses in the year ended December 31, 2004.

13. STOCK OPTION PLANS:

In July 2004, the Board of Directors and then sole stockholder of the Company adopted the 2004 Stock Incentive Plan, pursuant to which 5,000,000 shares of common stock have been reserved for issuance. The plan provides for grants of incentive stock options, non-qualified stock options and shares of common stock to employees, non-employee directors and others. In the case of an incentive stock option, the exercise price cannot be less than the fair market value of the Company's common stock on the date of grant. Vesting schedules for options and stock awards and certain other conditions are to be determined by the Board of Directors or a committee appointed by the Board of Directors. During August 2004, options to purchase an aggregate of 1,450,000 shares of common stock with an exercise price of $3.00 per share were granted under this plan. At the time of these option grants, the market value of the Company's common stock was $3.00 per share. These options were issued in the aggregate to four officers and one director.

In October 2004, the Company issued options to purchase an aggregate of 942,500 shares of common stock to various employees and consultants. Of this amount, options to purchase 16,000 shares of common stock at an exercise price of $0.01 and options to purchase 4,500 shares of common stock at an exercise price of $2.00 were granted to two consultants. Of the remaining 922,000 options, 225,000 options were granted in the aggregate to two employees and three directors at an exercise price of $3.00, and 697,000 options were granted to consultants at an exercise price of $3.00. At the time of these option grants, the market value of the Company's common stock was $3.00 per share. All of these options vested immediately.

The value of the 717,500 options issued to consultants, aggregating $514,340 has been included in selling, general and administrative expenses for the year ended December 31, 2004. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the year ended December 31, 2004: expected volatility of 0%; risk-free interest rate of 5.0%; expected lives of 5 years; and no expected dividends.

A summary of the status of the Company's options as of December 31, 2004 and changes during the year then ended is presented below:

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 13 (cont.)

                                                              Weighted-
                                                Number        Average
                                                  of          Exercise
                                                Shares         Price
                                                ------         -----

Outstanding at January 1, 2003                  272,000      $   1.00
Granted during 2003                             434,895      $   1.24
                                              ---------      --------
Outstanding at December 31, 2003                706,895      $   1.15

Granted during 2004                           2,392,500      $   2.98
Exercised during 2004                           (25,000)         1.00
                                              ---------      --------
Outstanding at December 31, 2004              3,074,395      $   2.57
                                              =========      ========
Options exercisable at December 31, 2004      2,724,395      $   2.52
                                             =========      ========

The following table summarizes information for options currently outstanding and exercisable at December 31, 2004:


                              Options Outstanding                  Options Exercisable
                   ---------------------------------------    ---------------------------
                                   Weighted-      Weighted-                     Weighted-
                     Shares         Average        Average      Shares          Average
Range of           Underlying      Remaining      Exercise    Underlying        Exercise
Exercise Prices      Options         Life          Price        Options          Price
---------------    ---------       ---------      --------    -----------      ---------
$0.001                150,000     3.90 years      $  0.001        150,000     $   0.001
$0.01                  16,000     4.75 years          0.01         16,000          0.01
$1.00                 277,000     3.00 years          1.00        277,000          1.00
$2.00                 259,395     3.08 years          2.00        259,395          2.00
$3.00               2,372,000     4.66 years          3.00      2,022,000          3.00
                   ----------     ----------      ---------     ----------    ---------
$0.001 - $3.00      3,074,395     3.81 years      $   2.57      2,724,395     $    2.52
                   ==========     ==========      =========     ==========    =========

The weighted-average fair value of options granted during the years ended December 31, 2003 and 2004 was $0.97 and $0.54 respectively.

14. INCOME TAXES

The Company has a net operating loss carryforward of approximately $5,500,000 available to offset taxable income through the year 2025.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)
Footnote 14 (cont.)

The tax effects of loss carryforwards and the valuation allowance that give rise to deferred tax assets are as follows:

Net operating losses                                                $ 2,200,000
Less valuation allowance                                             (2,200,000)
                                                                    ------------
Deferred tax assets                                                 $        -0-
                                                                    ============

The difference between income taxes computed at the statutory federal rate of 34% and the benefit for income taxes relates to the following:

December 31,                                            2003          2004
------------                                            ----          ----

Tax benefit at the federal statutory rate               34%           34%
Valuation allowance                                    (34)%         (34)%
                                                       ---           ---
                                                       -0-%          -0-%
                                                       ===           ===

15. RELATED PARTY TRANSACTIONS:

The following are related party transactions:

Year ended December 31,                               2003             2004
-----------------------                               ----             ----
Product sales to a 5% stockholder                   $ 18,000         $ 84,851

Product sales to a company whose
   significant stockholder is a 5%
   stockholder of the Company                                        $ 72,167

Consulting fees paid to a 5% stockholder            $ 77,000         $ 55,073

Commissions and consulting fees to an investment
 bank whose former Vice Chairman is the Chairman
 of the Company                                                      $136,700

Consulting fees paid to a Director of the Company                    $ 39,000

Consulting fees paid to companies
 owned by a key employee                            $ 63,000

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

16. ROYALTY AGREEMENTS:

The Company is obligated, under a royalty agreement, to pay royalties on all sales of certain products including any compound, substance or ingredient derived from Cat's Claw. The maximum amount of royalties due is $347,700 and will be paid based on sales, as defined in the agreement. During 2004, the Company made royalty payments of approximately $27,000 in connection with this agreement.

Additionally, in connection with the CampaMed acquisition, the Company has assumed a royalty obligation based on sales of certain products using the Thiol or Nicoplex Technology. The maximum amount of royalties due is $3,500,000 and will be paid based on sales, as defined in the agreement.

17. SIGNIFICANT CUSTOMERS:

The Company's two largest customers accounted for approximately 25% and 21% of total sales for the year ended December 31, 2004. In addition, these two customers accounting for an aggregate of 46% of total sales for the year were also related parties (See Note 15 - Related Party Transactions). At December 31, 2004, 61% of accounts receivable were from such related parties.

For the year ended December 31, 2003, the Company's largest customer accounted for approximately 39% of total sales. This customer was also a related party.

18. SIGNIFICANT SUPPLIER:

The Company purchases 100% of the raw material for its products from a single supplier located in Brazil. In addition, the Company's proprietary manufacturing and processing equipment is located in a warehouse that is owned by this supplier. At December 31, 2004, approximately $525,000 of inventory was warehoused at this location.

19. JOINT VENTURE:

In November 2004, the Company entered into a joint venture to develop and market a line of professional hair care products which will contain, as an ingredient, its proprietary compound AC-11Tm . The Company invested $25,000 for a 50% ownership interest in a newly created corporation known as PMO Products Inc., which was formed specifically for the purpose of developing and marketing the hair care products.

The joint venture had no activity in 2004. The investment is included in other assets in the accompanying balance sheet.

20. SUBSEQUENT EVENT:

Subsequent to December 31, 2004, the Company completed private sales of its common stock, whereby it sold 394,001 shares of restricted common stock at a price of $3.00 per share. The Company received gross proceeds of $1,182,003 and paid $65,700 in commissions in connection with these private sales.

21. GOING CONCERN:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern.

Management intends to raise additional equity capital through the private sale of its common stock to continue funding its ongoing operations. Since December 31, 2004, the Company completed private sale of its common stock whereby it sold 394,001 shares of restricted common stock at a price of $3.00 per share and received gross proceeds of $1,182,003.

There can be no assurances that the Company will be successful in raising additional equity capital on terms acceptable to the Company or at all. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 OPTIGENEX INC.

                             Condensed Balance Sheet

                                                                                   June 30,
                                                                                     2005
                                                                              ------------------
                                                                                 (Unaudited)
ASSETS
Current assets:
   Cash                                                                     $            379,954
   Accounts receivable                                                                    56,775
   Inventories                                                                         2,086,830
   Prepaid expenses and other current assets                                             354,929
                                                                              ------------------

      Total current assets                                                             2,878,488

Property and equipment, net                                                              128,694
Intangible assets, net                                                                 3,938,329
Other assets                                                                              46,775
                                                                              ------------------

Total Assets                                                                $          6,992,286
                                                                              ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                         $            588,272
   Accrued expenses                                                                      228,284
   Deferred income                                                                         5,329
                                                                              ------------------

      Total current liabilities                                                          821,885

Stockholders' equity:
   Preferred stock - $0.001 par value; 5,000,000 shares authorized, none issued
   Common stock - $0.001 par value; 100,000,000 shares authorized,
      10,116,777 shares issued and outstanding                                            10,117
   Additional paid-in capital                                                         17,251,520
   Accumulated deficit                                                              (11,091,236)
                                                                              ------------------
      Total stockholders' equity                                                       6,170,401
                                                                              ------------------

Total Liabilities and Stockholders' Equity                                  $          6,992,286
                                                                              ==================

See notes to condensed financial statements

                                 OPTIGENEX INC.

                 Condensed Statements of Operations - Unaudited

                                                      Three Months Ended                         Six Months Ended
                                                          June 30,                                   June 30,
                                            --------------------------------------    ---------------------------------------
                                                  2005                 2004                 2005                  2004
                                            -----------------    -----------------    ------------------ -- -----------------
Net sales                                           $   4,043          $    93,925           $   121,339         $    166,466

Cost of sales                                          15,723               23,577                69,154               56,522
                                            -----------------    -----------------    ------------------    -----------------

Gross profit (loss)                                  (11,680)               70,348                52,185              109,944

Selling, general and administrative                 1,415,654              439,905             2,571,937              996,439
                                            -----------------    -----------------    ------------------    -----------------

Net loss                                        $ (1,427,334)         $  (369,557)         $ (2,519,752)         $  (886,495)
                                            =================    =================    ==================    =================

Net loss per common share - basic and
diluted                                           $    (0.14)          $    (0.05)           $    (0.26)          $    (0.12)
                                            =================    =================    ==================    =================

Weighted average number of common
   shares outstanding - basic and diluted          10,071,543            7,927,659             9,875,717            7,580,346
                                            =================    =================    ==================    =================

See notes to condensed financial statements

                                 OPTIGENEX INC.

       Condensed Statement of Changes in Stockholders' Equity - Unaudited

                                                                                    Additional
                                                            Common Stock              Paid-in      Accumulated
                                                        Shares         Amount         Capital        Deficit         Total
                                                    --------------- -----------     -----------   -------------   ----------
Balance - December 31, 2004                               9,456,140      $  9,457   $15,351,139   $ (8,571,484)   $6,789,112

Issuance of common stock for cash                           660,637           660     1,861,061               -    1,861,721

Issuance of options to consultants                                                       39,320               -       39,320


Net loss                                                         -             -             -      (2,519,752)  (2,519,752)
                                                    --------------- -----------     -----------   -------------   ----------
Balance - June 30, 2005                                  10,116,777 $    10,117     $17,251,520   $(11,091,236)   $6,170,401
                                                    =============== ===========     ===========   =============   ==========

See notes to condensed financial statements

                                 OPTIGENEX INC.

                 Condensed Statements of Cash Flows - Unaudited

                                                                         Six Months Ended
                                                                 --------------------------------
                                                                              June 30,
                                                                     2005                 2004
                                                                 ------------        ------------
Cash flows from operating activities:
   Net loss                                                      $ (2,519,752)       $   (886,495)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation                                                   23,858               6,908
        Amortization of intangibles                                   114,272             201,432
        Stock-based compensation                                       39,320                   -
        Equity in loss from joint venture                              17,144                   -
   Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                       23,986             (49,588)
      Increase in inventories                                         (45,131)           (649,493)
      Increase in prepaid expenses and
             other current assets                                     (33,107)            (41,400)
      Increase in other assets                                              -             (38,919)
      Increase (decrease) in accounts payable                        (283,037)            361,873
      Increase (decrease) in accrued expenses                           3,732            (278,454)


      Increase in deferred income                                       5,329                   -
                                                                  ------------         -----------
           Net cash used in operating activities                   (2,653,386)         (1,374,136)
                                                                  ------------         -----------

Cash flows from investing activities:
   Patent costs                                                       (19,117)            (35,142)

   Purchases of property and equipment                                 (5,832)            (47,144)
                                                                  ------------         -----------

           Net cash used in investing activities                      (24,949)            (82,286)
                                                                  ------------         -----------

Cash flows from financing activities:
   Proceeds from the issuance of common stock                       1,861,721          4,807,900
   Repayment of loans from stockholders                                     -            (15,000)

   Payments on notes payable                                                -           (219,372)
                                                                  ------------         -----------
           Net cash provided by financing activities                1,861,721          4,573,528
                                                                  ------------         -----------

Net increase (decrease) in cash                                      (816,614)         3,117,106

Cash - beginning of period                                          1,196,568             67,944
                                                                 ------------         -----------
Cash - end of period                                             $    379,954        $ 3,185,050
                                                                 ============        ============

Supplemental schedule of non-cash investing and financing activities:

Issuance of options for services                                 $    39,320

See notes to condensed financial statements

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2005
                                   (unaudited)
                                   (continued)

Note 1.           Basis of Presentation

The accompanying unaudited condensed interim financial statements of Optigenex Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and the requirements of
Item 310(b) of Regulation S-B. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Accordingly, the unaudited condensed interim financial statements for the three and six-month periods ended June 30, 2005 and 2004 include all adjustments (consisting only of those of a normal recurring nature) necessary for a fair statement of the results of the interim period.

The results of operations for the six-month period ended June 30, 2005 are not necessarily indicative of the results of operations expected for the year ending December 31, 2005. These financial statements should be read in conjunction with the audited financial statements as of December 31, 2004 and for the year then ended and the notes thereto, which are contained in the Company's Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Inventories are stated at the lower of cost, determined by the average cost method, or market.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition exceeds its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the rights and risks of ownership have passed to the customer, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. For arrangements that include customer acceptance provisions, revenue is not recognized until the terms of acceptance are met. Reserves for sales returns and allowances are estimated and provided for at the time of shipment.

In accordance with the provisions of SFAS No. 123, the Company has elected to apply the current accounting rules under APB Opinion No. 25 and related interpretations in accounting for stock options and, accordingly, is presenting the disclosure-only information as required by SFAS No. 123. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net loss and net loss per share would approximate the pro forma amounts shown in the following table:

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2005
                                   (unaudited)
                                   (continued)

                                                      Three Months Ended June 30,         Six Months Ended June 30,
                                                    --------------------------------    -------------------------------
                                                         2005              2004             2005              2004
                                                    ---------------    -------------    --------------    -------------
Reported net loss                                     $(1,427,334)       $(369,557)      $(2,519,752)       $(886,495)

Deduct: Total stock-based employee
   compensation expense determined under
   fair value based method for all awards,
   net of related tax effects                             (99,793)          -               (130,586)          -
                                                    ---------------    -------------    --------------    -------------
                                                      $(1,527,127)       $(369,557)      $(2,650,338)       $(886,495)
Proforma net loss
                                                    ===============    =============    ==============    =============
                                                           $(0.14)          $(0.05)           $(0.26)          $(0.12)
Reported net loss per share - basic and diluted
                                                    ===============    =============    ==============    =============
                                                           $(0.15)          $(0.05)           $(0.27)          $(0.12)
Proforma net loss per share - basic and diluted
                                                    ===============    =============    ==============    =============

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). The above table reflects the estimated impact that the use of fair value accounting would have had on the Company's net income and net income per share if it had been in effect for the three months ended March 31, 2005 and 2004. This standard becomes effective for the Company on January 1, 2006.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 2.           Loss per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock, consisting of options and warrants outstanding are shown in the table below.

   Six Months Ended June 30,
---------------------------------
      2005              2004
-----------------    ------------
       3,672,513         813,229
=================    ============

These amounts have not been included in the computation of diluted loss per share, as the effect would have been anti-dilutive.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2005
                                   (unaudited)
                                   (continued)

Note 3. Inventories

Inventories consisted of the following components at June 30, 2005:

Raw materials           $1,715,726
Finished goods             371,104
                       ------------
                        $2,086,830
                       ============

Note 4.           Stockholders' Equity

From April 1, 2005 through June 30, 2005, the Company completed private sales of its common stock whereby it sold 266,636 shares of restricted common stock at a price of $3.00 per share. The Company received gross proceeds of $799,909 and paid a commission of $79,991 to a placement agent. The Company also issued warrants to the placement agent to purchase 26,644 shares of its common stock at a price of $3.00 per share. The warrants are exercisable for a period of five years from the date of grant.

During the quarter ended June 30, 2005, the Company issued options to purchase an aggregate of 58,000 shares of its common stock to two consultants. These options have an exercise price of $3.00 per share and are exercisable for a period of five years from the respective dates of the grants. Of the total, 33,000 vested immediately on the respective dates of the grants and the remaining 25,000 will vest one year from the date of grant.

The value of these options aggregating $39,320 has been included in selling, general and administrative expenses for the six months ended June 30, 2005. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the six months ended June 30, 2005: expected volatility of 0% to 50%; risk-free interest rate of 4%; expected lives of 2 to 5 years; and no expected dividends.

On April 7, 2005 the Company issued options to purchase 300,000 shares of common stock to its President. These options have an exercise price of $3.00 and a term of five years from the date of the grant. Of the 300,000 options, 150,000 vested immediately on the date of grant and the remaining 150,000 will vest on February 28, 2006.

Note 5.           Joint Venture

In November 2004, the Company entered into a joint venture to develop and market a line of professional hair care products which will contain, as an ingredient, its proprietary compound AC-11R. The Company invested $25,000 for a 50% ownership interest in a newly created corporation known as PMO Products Inc., which was formed specifically for the purpose of developing and marketing the hair care products. The Company accounts for this joint venture under the equity method. During the six months ended June 30, 2005, the joint venture incurred a net loss of $34,287 of which, the Company's 50% share is included in selling, general and administrative expenses.

Note 6.           Subsequent Events

From July 1, 2005 through August 10, 2005, the Company completed additional private sales of its common stock, whereby it sold 192,667 shares of restricted common stock at a price of $3.00 per share. The Company received gross proceeds of $578,000 and paid a commission of $57,800 to a placement agent.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the costs and expenses payable by Optigenex, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee              $   514
Accounting Fees and Expenses                                     $15,000*
Legal Fees and Expenses                                          $40,000*

Total                                                            $55,514
                                                                 =======
---------------
*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 30, 2004, in connection with our acquisition of substantially all of the assets (the "Optigenex Assets") of Optigenex Inc. ("Old Optigenex") we issued
(i) 8,621,255 shares of common stock, (ii) options to purchase an aggregate of 681,895 shares of our common stock, and (iii) options to purchase 111,668 shares of our common stock to Old Optigenex. The options and warrants were issued in exchange for the options and warrants of Old Optigenex on the same terms as the options and warrants of Old Optigenex. The Optigenex Assets consist of patents, patents pending, trademarks and other intellectual property. The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act").

In August, 2004 we issued 33,333 shares of common stock at $3.00 per share to a private investor pursuant to an exemption from registration provided by Section 4(2) of the Act. This issuance was exempt from registration under Section 4(2) of the Act.

On August 6, 2004, we issued options to purchase 300,000 shares of our common stock to Joseph McSherry, our Chief Financial Officer, pursuant to the terms of our employment agreement with Mr. McSherry. The options were issued under our 2004 Stock Incentive Plan, have an exercise price of $3.00 per share, vested as to 100,000 shares on the date of grant and will vest as to 150,000 shares on August 6, 2005 and as to 50,000 shares on August 6, 2006.

On August 6, 2004, we issued options to purchase 300,000 shares of our common stock to each of William G. Walters, the Chairman of our Board of Directors, Richard S. Serbin, our then Chief Executive Officer and Dr. Vincent Giampapa, our Chief Scientific Officer and the Chairman of our Scientific Advisory Board. The options were issued under our 2004 Stock Incentive Plan. All of these options have an exercise price of $3.00 per share and vested on the date of grant.

On August 20, 2004, we issued options to purchase 250,000 shares of our common stock to Anthony Bonelli, our President, pursuant to the terms of our employment agreement with Mr. Bonelli. The options were issued under our 2004 Stock Incentive Plan, have an exercise price of $3.00 per share, vested as to 100,000 shares on the date of grant and will vest as to 50,000 shares on each of February 16, 2005, August 16, 2005 and February 16, 2006.

In the fourth quarter of the year ended December 31, 2004 we issued 236,667 shares of our common stock to persons who qualify as "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 ("the Act"). The aggregate purchase price of the shares was $710,000. The shares were issued to the purchasers without registration under the Act in reliance upon the exemptions from registration provided under Section 4(2) of the Act and Regulation D promulgated thereunder.

During the three month period ended March 31, 2005 we issued 394,001 shares of our common stock to persons who qualify as "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act. We received gross proceeds of $1,182,303 in connection with the sale of these shares. We also issued an aggregate of 70,786 warrants to two financial advisory firms which have an exercise price of $3.00 and a term of five years from the date of grant.

In April 2005, we granted to Anthony Bonelli options to acquire 300,000 shares of common stock at $3.00 per share of which 150,000 vested immediately and the balance vest in February 2006. This grant was exempt from registration under
Section 4(2) of the Act.

During the three month period ended June 30, 2005 we sold 266,636 shares of our common stock to persons who qualify as "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act. We received gross proceeds of $799,908 in connection with the sale of these shares. We also issued an aggregate of 26,664 warrants to a placement agent which have an exercise price of $3.00 and a term of five years from the date of grant.

In July, 2005 we sold 192,667 shares of our common stock to persons who qualify as "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act. We received gross proceeds of $578,000 in connection with the sale of these shares and we also issued 19,267 warrants to a placement agent which have an exercise price of $3.00 and a term of five years from the date of grant.

On August 31, 2005, we issued to four offshore investment funds, secured convertible notes in the principal amount of $1,300,000 and five-year warrants to purchase 203,124 shares of our common stock at $4.50 per share. This issuance was exempt from registration under Section 4(2) of the Act and Regulation D promulgated thereunder.

ITEM 27. EXHIBITS

Exhibit     Description

2.1 Asset Purchase Agreement dated as of July 30, 2004 by and among Vibrant Health International, Optigenex Acquisition Corp., Thomas H. McAdam and Optigenex Inc. (1)

2.2 Certificate of Ownership and Merger of Vibrant Health International into Optigenex Merger Inc. (1)
2.3 Asset Purchase Agreement dated November 6, 2003 by and among Optigenex Inc. CampaMed LLC, the Pero Family Limited Partnership, Ronald W. Pero, Michael W. Moers, Gerald E. Morris, Oxigene, Inc.,
            E. Gerald Kay, Allen Williams and Anthony Worth (2)
3.1         Certificate of Incorporation (1)
3.2         Bylaws (1)
4.1         Form of Callable Secured Convertible Note (3)
4.2         Form of Stock Purchase Warrant (3)
4.3         Non-Qualified Employee Stock Option Plan (2)
5.1         Opinion of Sichenzia Ross Friedman Ference LLP*
10.1 Service Agreement dated as of October 1, 2004 by and between Communications Policy and Management Corporation and Optigenex Inc.
            (4)
10.2 Employment Agreement dated as of April 10, 2003 by and between Kronogen Sciences Inc. (predecessor to Old Optigenex) and Richard Serbin. (5)
10.3 Employment Agreement dated as of April 10, 2003 by and between Kronogen Sciences Inc. (predecessor to Old Optigenex) and William Walters. (5)

10.4 Employment Agreement dated as of April 4, 2003 between Kronogen Sciences Inc. (predecessor to Old Optigenex) and Dr. Vincent C. Giampapa. (5)
10.5 Employment Agreement dated as of June 15, 2004 by and between Old Optigenex and Joseph W. McSherry. (5)
10.6 Employment Agreement dated as of August 16, 2004 by and between Optigenex Inc. and Anthony Bonelli. (5)
10.7        Optigenex Inc. 2004 Incentive Stock Plan (5)
10.8 Exclusive License dated April 4, 2003 by and among The Giampapa Institute for Anti-Aging Medical Therapy and Dr. Vincent C. Giampapa (collectively as licensor) and Optigenex Inc. (f/k/a Kronogen Sciences Inc.) (as licensee) (2)
10.9 Securities Purchase Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.10 Registration Rights Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.11 Security Agreement, dated as of August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.12 Intellectual Property Security Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
23.1        Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit
            5.1) *
23.2        Consent of Goldstein Golub Kessler LLP *
--------------------------

      (1)   Incorporated by reference to our Form 8-K filed on August 12, 2004
      (2) Incorporated by reference to Annual Report on Form 10-KSB for the year ended December 31, 2004
      (3) Incorporated by reference to Current Report on Form 8-K filed September 7, 2005
      (4) Incorporated by reference to Current Report on Form 8-K filed October 7, 2004
      (5) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004
      *  Filed herewith

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City on this 17th day of October, 2005.

                                  OPTIGENEX, INC.

                                  By: /s/ Anthony Bonelli

                                  Anthony Bonelli

                                  POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Bonelli his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                         Title                                          Date

/s/ Anthony Bonelli         President, Chief Executive Officer                    October 17, 2005
    --------------------    and Director (Principal Executive Officer)
    Anthony Bonelli

/s/ Joseph McSherry         Chief Financial Officer                               October 17, 2005
    --------------------    (Principal Accounting Officer)
    Joseph McSherry

/s/ William Walters         Chairman of the Board                                 October 17, 2005
    --------------------
    William Walters

/s/ James Favia             Director                                              October 17, 2005
    --------------------
    James Favia

/s/ Kenji Kitatani          Director                                              October 17, 2005
    --------------------
    Kenji Kitatani

                                INDEX TO EXHIBITS

    Exhibit Description

      2.4 Asset Purchase Agreement dated as of July 30, 2004 by and among Vibrant Health International, Optigenex Acquisition Corp., Thomas H. McAdam and Optigenex Inc. (1)
      2.5 Certificate of Ownership and Merger of Vibrant Health International into Optigenex Merger Inc. (1)
      2.6 Asset Purchase Agreement dated November 6, 2003 by and among Optigenex Inc. CampaMed LLC, the Pero Family Limited Partnership, Ronald W. Pero, Michael W. Moers, Gerald E. Morris, Oxigene, Inc.,
            E. Gerald Kay, Allen Williams and Anthony Worth (2)
      3.1   Certificate of Incorporation (1)
      3.3   Bylaws (1)
      4.4   Form of Callable Secured Convertible Note (3)
      4.5   Form of Stock Purchase Warrant (3)
      4.6   Non-Qualified Employee Stock Option Plan (2)
      5.1   Opinion of Sichenzia Ross Friedman Ference LLP*
      10.13 Service Agreement dated as of October 1, 2004 by and between Communications Policy and Management Corporation and Optigenex Inc.
            (4)
      10.14 Employment Agreement dated as of April 10, 2003 by and between Kronogen Sciences Inc. (predecessor to Old Optigenex) and Richard Serbin. (5)
      10.15 Employment Agreement dated as of April 10, 2003 by and between Kronogen Sciences Inc. (predecessor to Old Optigenex) and William Walters. (5)
      10.16 Employment Agreement dated as of April 4, 2003 between Kronogen Sciences Inc. (predecessor to Old Optigenex) and Dr. Vincent C. Giampapa. (5)
      10.17 Employment Agreement dated as of June 15, 2004 by and between Old Optigenex and Joseph W. McSherry. (5)
      10.18 Employment Agreement dated as of August 16, 2004 by and between Optigenex Inc. and Anthony Bonelli. (5)
      10.19 Optigenex Inc. 2004 Incentive Stock Plan (5)
      10.20 Exclusive License dated April 4, 2003 by and among The Giampapa Institute for Anti-Aging Medical Therapy and Dr. Vincent C. Giampapa (collectively as licensor) and Optigenex Inc. (f/k/a Kronogen Sciences Inc.) (as licensee) (2)
      10.21 Securities Purchase Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
      10.22 Registration Rights Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
      10.23 Security Agreement, dated as of August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
      10.24 Intellectual Property Security Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
      23.1 Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1) *
      23.2  Consent of Goldstein Golub Kessler LLP *
--------------------------
      (1)   Incorporated by reference to our Form 8-K filed on August 12, 2004
      (2) Incorporated by reference to Annual Report on Form 10-KSB for the year ended December 31, 2004
      (3) Incorporated by reference to Current Report on Form 8-K filed September 7, 2005
      (4) Incorporated by reference to Current Report on Form 8-K filed October 7, 2004
      (5) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004 * Filed herewith